Exhibit 99.1

Latimer Newco 2 Limited
Financial statements
for the 52 week period ended 31 December 2016, 53 week period ended 2 January 2016 and 52 week period ended 27 December 2014

Registered number: 6120878

Latimer Newco 2 Limited

Financial statements
for the 52 week period ended 31 December 2016, 53 week period ended 2 January 2016 and 52 week period ended 27 December 2014
Page

Independent auditors’ report to the directors of Latimer Newco 2 Limited    3
Consolidated income statements    4
Consolidated statements of comprehensive income    5
Consolidated balance sheets    6
Consolidated statements of changes in equity    8
Consolidated statements of cash flows    9
Notes to the financial statements    10

Latimer Newco 2 Limited

Independent auditors’ report to the directors of Latimer Newco 2 Limited
We have audited the accompanying consolidated financial statements of Latimer Newco 2 Limited, which comprise the consolidated balance sheets as of 31 December 2016 and 2 January 2016, and the related consolidated income statements, consolidated statements of comprehensive income, consolidated statements of changes in equity and consolidated statements of cash flows for the 52 week period ended 31 December 2016, the 53 week period ended 2 January 2016 and the 52 week period ended 27 December 2014.

Management's Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with International Financial Reporting Standards (“IFRSs”) as issued by the International Accounting Standards Board (“IASB”); this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Latimer Newco 2 Limited as of 31 December 2016 and 2 January 2016, and the results of their operations and their cash flows for the 52 week period ended 31 January 2016, the 53 week period ended 2 January 2016 and the 52 week period ended 27 December 2014 in accordance with IFRSs as issued by the IASB.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
East Midlands
20 June 2017

Latimer Newco 2 Limited

Consolidated income statements

	Note	2016 £’000	2015 £’000	2014 £’000
Revenue	4	407,624	414,062	420,303
Cost of sales	5	(220,988)	(223,945)	(229,926)
Gross profit		186,636	190,117	190,377
Selling & Distribution costs	5	(66,809)	(64,225)	(59,971)
Administrative expenses	5	(35,565)	(36,212)	(40,679)
Operating profit		84,262	89,680	89,727
Finance income	7	3,170	2,655	1,709
Finance costs	7	(61,304)	(72,874)	(62,646)
Finance costs – net	7	(58,134)	(70,219)	(60,937)
Share of profit of joint ventures accounted for using the equity method	11	517	833	898
Profit before income tax		26,645	20,294	29,688
Income tax expense	8	(3,990)	(3,434)	(7,548)
Profit for the period		22,655	16,860	22,140
The results have been derived wholly from continuing activities.

Latimer Newco 2 Limited

Consolidated statements of comprehensive income

		2016	2015	2014
	Note	£’000	£’000	£’000
Profit for the period		22,655	16,860	22,140
Other comprehensive income/(expense)
Items that will not be reclassified to profit or loss:
- Actuarial gain on post-employment benefit obligations	8,18, 20	6,201	11,626	16,442
Items that may be subsequently reclassified to profit or loss:
- Currency translation differences	8,19,20	9,073	(2,046)	387
Other comprehensive income for the period, net of tax	8	15,274	9,580	16,829
Total comprehensive income for the period		37,929	26,440	38,969
Items in the statement above are disclosed net of tax. The income tax relating to each component of other comprehensive income is disclosed in note 8.
The notes on pages 10 to 67 are an integral part of these consolidated financial statements.

Latimer Newco 2 Limited

Consolidated balance sheets

	Note	2016 £’000	2015 £’000
Non-current assets
Intangible assets	9	653,292	649,746
Property, plant and equipment	10	166,438	158,665
Investments in joint ventures	11	7,398	6,242
Post-employment benefits	25	89,324	75,589
Deferred income tax assets	24	4,118	4,307
		920,570	894,549
Current assets
Inventories	15	35,261	27,040
Trade and other receivables	14	46,224	46,508
Current income tax receivables		353	—
Cash and cash equivalents	16	74,446	48,063
		156,284	121,611
Total Assets		1,076,854	1,016,160
Equity and liabilities
Equity attributable to owners of the parent
Share capital	17	17,985	17,985
Other reserves	19	23,759	14,686
Retained earnings/(accumulated losses)	18	50,742	21,886
Total equity		92,486	54,557
Liabilities
Non-current
Trade and other payables	21	1,700	4,883
Borrowings	23	847,820	836,579
Post-employment benefits	25	7,082	5,579
Deferred income tax liabilities	24	28,574	27,236
		885,176	874,277

Latimer Newco 2 Limited

Consolidated balance sheets (continued)

	Note	2016 £’000	2015 £’000
Current
Trade and other payables	21	98,665	82,726
Current income tax liabilities		242	4,198
Provisions for liabilities and charges	22	162	176
Derivative financial instruments	13	123	226
		99,192	87,326
Total liabilities		984,368	961,603
Total equity and liabilities		1,076,854	1,016,160
The financial statements on pages 4 to 67 were approved by the Board of directors on 20 June 2017 and were signed on its behalf by:

/s/ R W T Martin

R W T Martin
Director

Latimer Newco 2 Limited Registered number: 6120878

The notes on pages 10 to 67 are an integral part of these consolidated financial statements.

Latimer Newco 2 Limited

Consolidated statements of changes in equity

	Share Capital £’000	Other reserves £’000	Retained earnings/ (accumulated losses) £’000	Total £’000
Balance as at 29 December 2013	17,984	16,345	(45,086)	(10,757)
Profit for the period	—	—	22,140	22,140
Other comprehensive income for the period	—	387	16,442	16,829
Total comprehensive income for the period	—	387	38,582	38,969
Shares issued	2	—	—	2
Shares cancelled	(1)	—	—	(1)
Cost of purchase of own shares	—	—	(96)	(96)
Balance as at 27 December 2014	17,985	16,732	(6,600)	28,117
Balance as at 28 December 2014	17,985	16,732	(6,600)	28,117
Profit for the period	—	—	16,860	16,860
Other comprehensive income for the period	—	(2,046)	11,626	9,580
Total comprehensive income for the period	—	(2,046)	28,486	26,440
Balance as at 2 January 2016	17,985	14,686	21,886	54,557
Balance as at 3 January 2016	17,985	14,686	21,886	54,557
Profit for the period	—	—	22,655	22,655
Other comprehensive income for the period	—	9,073	6,201	15,274
Total comprehensive income for the period	—	9,073	28,856	37,929
Balance as at 31 December 2016	17,985	23,759	50,742	92,486

Latimer Newco 2 Limited

Consolidated statements of cash flows

	Note	2016 £’000	2015 £’000	2014 £’000
Cash generated from operations	27	95,719	100,777	115,957
Interest paid		(38,343)	(30,841)	(33,369)
Income tax paid		(6,910)	(6,320)	(7,377)
Net cash generated from operating activities		50,466	63,616	75,211
Cash flows from investing activities
Additional capital in joint venture	11	—	(1,300)	—
Dividend from joint venture	11	2,032	—	—
Loan to joint venture	11	(898)	—	—
Purchases of property, plant and equipment	10	(21,864)	(18,288)	(20,554)
Purchase of intangible assets	9	(5,273)	(4,417)	(1,654)
Proceeds from sale of property, plant and equipment		641	4,064	122
Interest received		146	247	256
Net cash used in investing activities		(25,216)	(19,694)	(21,830)
Cash flows from financing activities
Proceeds from capital contribution		—	—	1
Purchase of own shares		—	—	(96)
Repayment of borrowings	23	(10,000)	(391,584)	(30,000)
Repayment of loan notes to former Weetabix shareholders	30	—	(9)	(33)
Funds from senior facilities		10,000	350,000	—
Financing costs		(168)	(13,393)	—
Net cash used in financing activities		(168)	(54,986)	(30,128)
Net increase/(decrease) in cash and cash equivalents		25,082	(11,064)	23,253
Cash and cash equivalents at beginning of period		48,063	59,963	37,122
Exchange gains/(losses) on cash and cash equivalents		1,301	(836)	(412)
Cash and cash equivalents at end of the period		74,446	48,063	59,963

Latimer Newco 2 Limited
Notes to the financial statements

1.	Summary of accounting policies and general information

General Information
Latimer Newco 2 Limited (‘the company’) and its subsidiaries (together, ‘the Group’) manufacture, market and sell ready to eat cereals and other cereal-based food products. The Group has production plants in the UK, the US and Canada and sells mainly within the UK, the US, Canada and Europe.

The Company is a private limited company, which is incorporated and domiciled in the UK. The address of its registered office is Weetabix Mills, Station Road, Burton Latimer, Kettering, Northamptonshire, NN15 5JR. The registered number of the Company is 6120878.

Summary of accounting policies
The principal accounting policies applied in the preparation of these consolidated financial statements are set out below. These policies have been consistently applied to all the periods presented, unless otherwise stated.
Basis of preparation
The consolidated financial statements of Latimer Newco 2 Limited have been prepared in accordance with International Financial Reporting Standards (IFRS) and IFRS Interpretations Committee (IFRS IC) as issued by the International Accounting Standards Board (IASB). The consolidated financial statements have been prepared under the historical cost convention, as modified by the revaluation of financial assets and financial liabilities (including derivative instruments) at fair value through profit or loss. The presentational currency of the Group is sterling.

The consolidated financial statements of Latimer Newco 2 Limited have been prepared for the 52 weeks ended 31 December 2016 (referred to as ‘2016’ throughout these financial statements with ‘2015’ referring to 53 weeks ended 2 January 2016 with ‘2014’ referring to the 52 week period ended 27 December 2014).

The preparation of financial statements in conformity with IFRS requires the use of certain critical accounting estimates. It also requires management to exercise its judgement in the process of applying the Group’s accounting policies. The areas involving a higher degree of judgement or complexity, or areas where assumptions and estimates are significant to the consolidated financial statements are disclosed in note 3.

New and amended standards adopted by the Group
No standards, amendments and interpretations which are effective for the financial period beginning on 3 January 2016 are material to the group.

New standards and interpretations not yet adopted
A number of new standards and amendments to standards and interpretations are effective for periods beginning after 1 January 2017, and have not been applied in preparing these consolidated financial statements. None of these are expected to have a significant effect on the consolidated financial statements of the Group, except the following:

Latimer Newco 2 Limited
Notes to the financial statements

1.	Summary of accounting policies and general information (continued)

New standards and interpretations not yet adopted (continued)
IFRS 9, ‘Financial instruments’, addresses the classification, measurement and recognition of financial assets and financial liabilities. The complete version of IFRS 9 was issued in July 2014. It replaces the guidance in IAS 39 that relates to the classification and measurement of financial instruments. IFRS 9 retains but simplifies the mixed measurement model and establishes three primary measurement categories for financial assets: amortised cost, fair value through OCI and fair value through P&L. The basis of classification depends on the entity’s business model and the contractual cash flow characteristics of the financial asset. Investments in equity instruments are required to be measured at fair value through profit or loss with the irrevocable option at inception to present changes in fair value in OCI not recycling. There is now a new expected credit losses model that replaces the incurred loss impairment model used in IAS 39. For financial liabilities there were no changes to classification and measurement except for the recognition of changes in own credit risk in other comprehensive income, for liabilities designated at fair value through profit or loss. IFRS 9 relaxes the requirements for hedge effectiveness by replacing the bright line hedge effectiveness tests. It requires an economic relationship between the hedged item and hedging instrument and for the ‘hedged ratio’ to be the same as the one management actually use for risk management purposes. Contemporaneous documentation is still required but is different to that currently prepared under IAS 39. The standard is effective for accounting periods beginning on or after 1 January 2018. The Group is yet to assess IFRS 9’s full impact.
IFRS 15, ‘Revenue from contracts with customers’ deals with revenue recognition and establishes principles for reporting useful information to users of financial statements about the nature, amount, timing and uncertainty of revenue and cash flows arising from an entity’s contracts with customers. Revenue is recognised when a customer obtains control of a good or service and thus has the ability to direct the use and obtain the benefits from the good or service. The standard replaces IAS 18 ‘Revenue’ and IAS 11 ‘Construction contracts’ and related interpretations. The standard is effective for annual periods beginning on or after 1 January 2018. The Group is assessing the impact of IFRS 15.
IFRS 16, ‘Leases’ sets out the principles for the recognition, measurement, presentation and disclosure of leases. The objective is to ensure that lessees and lessors provide relevant information in a manner that faithfully represents those transactions. IFRS 16 requires lessees to recognise a lease liability reflecting future lease payments and a “right of use asset” for virtually all lease contracts. IFRS 16 is effective from 1 January 2019. This information gives a basis for users of financial statements to assess the effect that leases have on the financial position, financial performance and cash flows of the entity, with the expectation that on adoption of IFRS 16 most leases will be held “on balance sheet”. The standard replaces IAS 17 ‘Leases’ and related interpretations. The standard is effective for annual periods beginning on or after 1 January 2019. The Group is yet to assess IFRS 16’s full impact.
There are no other IFRSs or IFRIC interpretations that are not yet effective that would be expected to have a material impact on the Group.

Latimer Newco 2 Limited
Notes to the financial statements

1.	Summary of accounting policies and general information (continued)

Going concern
Following the refinancing of the borrowings of the Group during 2015, all debt of the Group now has a long term maturity profile with no debt due for repayment in 2017. The current facilities contain only limited covenant restrictions. Following the announcement that the Group is to be acquired by Post Holdings, Inc, it is expected that, at completion, all of the Group’s senior secured debt facilities will be repaid. Although the details of our ongoing financing structures are yet to be confirmed, the access to funding for the Group under the anticipated new ownership structure is expected to be maintained, or indeed increased, and will maintain the Group’s ability to manage its future cash needs. On the basis of current financial projections, utilisation expectations and the availability of adequate working capital facilities, the directors have formed a judgement at the time of approving the financial statements that the Group have adequate resources available to continue operating for the foreseeable future. For this reason, the going concern basis has been adopted in preparing the financial statements.
Consolidation
The Group applies the acquisition method to account for business combinations. The consideration transferred for the acquisition of a subsidiary is the fair values of the assets transferred, the liabilities incurred to the former owners of the acquiree and the equity interests issued by the Group. The consideration transferred includes the fair value of any asset or liability resulting from a contingent consideration arrangement.

Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured initially at their fair values at the acquisition date. Acquisition-related costs are expensed as incurred.

Any contingent consideration to be transferred by the Group is recognised at fair value at the acquisition date. Subsequent changes to the fair value of the contingent consideration that is deemed to be an asset or liability is recognised in accordance with IAS 39 either in profit or loss or as a change to other comprehensive income.
Contingent consideration that is classified as equity is not re-measured, and its subsequent settlement is accounted for within equity.

Inter-company transactions, balances and unrealised gains on transactions between Group companies are eliminated. Unrealised losses are also eliminated. When necessary amounts reported by subsidiaries have been adjusted to conform with the Group’s accounting policies.

The Group has applied IFRS 11 to all joint arrangements. Under IFRS 11 investments in joint arrangements are classified as either joint operations or joint ventures depending on the contractual rights and obligations of each investor.

Latimer Newco 2 Limited has assessed the nature of its joint arrangements and determined them to be joint ventures. Joint ventures are accounted for using the equity method. Under the equity method of accounting, interests in joint ventures are initially recognised at cost and adjusted thereafter to recognise the Group’s share of the post-acquisition profits or losses and movements in other comprehensive income. When the Group’s share of losses in a joint venture equals or exceeds its interests in the joint ventures (which includes any long-term interests that, in substance, form part of the Group’s net investment in the joint ventures), the Group does not recognise further losses, unless it has incurred obligations or made payments on behalf of the joint ventures.

Latimer Newco 2 Limited
Notes to the financial statements

1.	Summary of accounting policies and general information (continued)

Consolidation (continued)
Unrealised gains on transactions between the Group and its joint ventures are eliminated to the extent of the Group’s interest in the joint ventures. Unrealised losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred. Accounting policies of the joint ventures have been changed where necessary to ensure consistency with the policies adopted by the Group.
Foreign currencies
Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions or valuation where items are re-measured. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at period-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognised in the income statement. Foreign exchange gains and losses that relate to borrowings and cash and cash equivalents are presented in the income statement within ‘finance income or costs’. All other foreign exchange gains and losses are presented in the income statement within ‘administration costs.’

The results of foreign subsidiaries are translated at the average rates of exchange for the period. Assets and liabilities of foreign subsidiaries are translated at the exchange rates prevailing at the statement of financial position date. Exchange differences arising from the translation of the results of foreign subsidiaries and their opening net assets are recognised as a separate component of equity within other reserves. Exchange differences on borrowings and other currency instruments used to manage the statement of financial position translation exposure of foreign subsidiaries are recognised in the income statement.

When a foreign subsidiary is sold the cumulative exchange differences relating to the retranslation of the net investment in that foreign subsidiary are recognised in the income statement as part of the gain or loss on disposal.

Property, plant and equipment
Land and buildings comprise mainly factories and offices. All property, plant and equipment including land and buildings are stated at historical cost less depreciation. Historical cost includes expenditure that is directly attributable to the acquisition of the items.

Subsequent costs are included in the asset’s carrying amount or recognised as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Group and the cost of the item can be measured reliably. The carrying amount of the replaced part is derecognised. All other repairs and maintenance are charged to the income statement during the financial period in which they are incurred.

Land is not depreciated. Depreciation on other assets is calculated using the straight-line method to reduce their cost or revalued amounts to their residual values over their estimated useful lives, using the following rates:

Freehold buildings        2% to 7%
Plant and machinery        5% to 33%
Fixtures and fittings        10% to 20%
Motor vehicles         14% to 25%
The assets’ residual values and useful lives are reviewed, and adjusted if appropriate, at the end of each reporting period. An asset’s carrying amount is written down immediately to its recoverable amount if the asset’s carrying amount is greater than its estimated recoverable amount. Gains and losses on disposals are determined by comparing the proceeds with the carrying amount and are recognised within administration costs in the income statement.

Latimer Newco 2 Limited
Notes to the financial statements

1.	Summary of accounting policies and general information (continued)

Intangible assets

a)	Goodwill
Goodwill arises on the acquisition of subsidiaries and represents the excess of the fair value of the acquiree over the fair value of the net identifiable assets, liabilities and contingent liabilities of the acquiree.

For the purpose of impairment testing, goodwill acquired in a business combination is allocated to each of the CGUs, or groups of CGUs. Each unit or group of units to which the goodwill is allocated represents the lowest level within the entity at which the goodwill is monitored for internal management purposes. We consider our CGUs to be our two main geographical regions, the UK and North America. Goodwill arising on the acquisition of Latimer Newco Limited has been allocated by management into the UK only, based on the performance of our CGUs at this time. Goodwill is monitored at the CGU level.
Goodwill impairment reviews are undertaken annually or more frequently if events or changes in circumstances indicate a potential impairment. The carrying value of goodwill is compared to the recoverable amount, which is the higher of value in use and the fair value less costs of disposal. Any impairment is recognised immediately as an expense and is not subsequently reversed.

b)	Trademarks
Separately acquired trademarks are shown at historical cost. Trademarks have a finite useful life and are carried at cost less accumulated amortisation. Amortisation is calculated using the straight-line method to allocate the cost of trademarks over their estimated useful lives of 20 years.

c)	Other intangible assets
Computer software is held at historical cost less provisions for amortisation and impairment and the cost is amortised on a straight line basis over 3 to 5 years.

Internally generated development costs relate to activities to develop new products. The asset is amortised on a straight line over 3 to 5 years.

Financial assets

a)	Classification
The Group classifies its financial assets in the following categories: at fair value through profit or loss and loans and receivables. The classification depends on the purpose for which the financial assets were acquired. Management determines the classification of its financial assets at initial recognition.

(1) Financial assets at fair value through profit or loss
Financial assets at fair value through profit or loss are derivatives held which are not designated as hedges. Assets in this category are classified as current assets if expected to be settled within 12 months, otherwise they are classified as non-current.

(2) Loans and receivables
Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. They are included in current assets, except for maturities greater than 12 months after the end of the reporting period. These are classified as non-current assets. The Group’s loans and receivables comprise ‘trade and other receivables’ and ‘cash and cash equivalents’ in the balance sheet.

Latimer Newco 2 Limited
Notes to the financial statements

1.	Summary of accounting policies and general information (continued)

Financial assets (continued)

b)	Recognition and measurement
Financial assets carried at fair value through profit or loss are initially recognised at fair value, and transaction costs are expensed in the income statement. Loans and receivables are initially recognised at fair value plus costs that are directly attributable to the acquisition of the financial asset.

Financial assets at fair value through profit or loss are subsequently carried at fair value. Loans and receivables are subsequently carried at amortised cost using the effective interest method.

Gains or losses arising from changes in the fair value of the ‘financial assets at fair value through profit or loss’ category are presented in the income statement within ‘finance costs – net’ in the period in which they arise.

Financial assets are derecognised when the rights to receive cash flows from the investments have expired or have been transferred and the Group has transferred substantially all risks and rewards of ownership.

c)	Impairment of financial assets
The Group assesses at the end of each reporting period whether there is objective evidence that a financial asset or group of financial assets is impaired. A financial asset or a group of financial assets is impaired and impairment losses are incurred only if there is objective evidence of impairment as a result of one or more events that occurred after the initial recognition of the asset (a ‘loss event’) and that loss event (or events) has an impact on the estimated future cash flows of the financial asset or group of financial assets that can be reliably estimated.

Evidence of impairment may include indications that the debtors or a group of debtors is experiencing significant financial difficulty, default or delinquency in interest or principal payments, the probability that they will enter bankruptcy or other financial reorganisation, and where observable data indicate that there is a measurable decrease in the estimated future cash flows, such as changes in arrears or economic conditions that correlate with defaults.

For loans and receivables category, the amount of the loss is measured as the difference between the asset’s carrying amount and the present value of estimated future cash flows (excluding future credit losses that have not been incurred) discounted at the financial asset’s original effective interest rate. The carrying amount of the asset is reduced and the amount of the loss is recognised in the consolidated income statement. If a loan has a variable interest rate, the discount rate for measuring any impairment loss is the current effective interest rate determined under the contract.

If, in a subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognised (such as an improvement in the debtor’s credit rating), the reversal of the previously recognised impairment loss is recognised in the consolidated income statement.

Financial liabilities
Financial liabilities are classified as either financial liabilities at fair value through profit or loss (‘at FVTPL’) or ‘other financial liabilities’.
Financial liabilities are classified as at FVTPL when the liability is either held for trading or is designated as at FVTPL.

Latimer Newco 2 Limited
Notes to the financial statements

1.	Summary of accounting policies and general information (continued)

Financial liabilities (continued)
Financial liabilities at FVTPL are stated at fair value, with any gains or losses arising on remeasurement recognised in profit and loss. The net gain or loss recognised in profit or loss incorporates any interest paid on financial liability and is included in ‘finance costs – net’ in the income statement. Other financial liabilities, Financial liabilities (including bank and other borrowings, trade and other payables and other financial liabilities) are initially recognised at fair value and subsequently measured at amortised cost using the effective interest method.

Derivative financial instruments
Derivative financial instruments, being currency forward contracts, are initially recognised at fair value on the date the derivative contract is entered into and are subsequently re-measured at their fair value. The Group recognises the resulting gain or loss within the income statement.

Inventories
Inventories are stated at the lower of cost and net realisable value. Cost was previously determined using the first-in, first-out (FIFO) method. In the current period this method has been changed and weighted average has been adopted going forwards. This method is deemed to provide a more accurate valuation of the actual cost of the inventory and therefore the Group has chosen to change to this policy during 2016. This change in policy does not have a material impact on the valuation of inventory for any of the periods presented. The cost of finished goods and work in progress comprises, raw materials, direct labour, other direct costs and related production overheads (based on normal operating capacity). It excludes borrowing costs. Net realisable value is the estimated selling price in the ordinary course of business, less applicable variable selling expenses.

Trade receivables
Trade receivables are amounts due from customers for inventories sold in the ordinary course of business. If collection is expected in one year or less, they are classified as current assets. If not, they are presented as non-current assets.

Trade receivables are recognised initially at fair value and subsequently measured at amortised cost using the effective interest rate method, less provision for impairment.

Cash and cash equivalents
In the consolidated statement of cash flows, cash and cash equivalents includes cash in hand, deposits held at call with banks, other short-term highly liquid investments with original maturities of three months or less and bank overdrafts.

Share capital
Ordinary shares are classified as equity. Incremental costs directly attributable to the issue of new ordinary shares are shown in equity as a deduction, net of tax, from the proceeds.

Latimer Newco 2 Limited
Notes to the financial statements

1.	Summary of accounting policies and general information (continued)

Trade payables
Trade payables are obligations to pay for goods or services that have been acquired in the ordinary course of business from suppliers. Accounts payable are classified as current liabilities if payment is due within one year or less. If not, they are presented as non-current liabilities. Trade payables are recognised initially at fair value and subsequently measured at amortised cost using the effective interest method.

Borrowings
Borrowings are recognised initially at fair value, net of transaction costs incurred.

Borrowings are subsequently carried at amortised cost; any difference between the proceeds (net of transaction costs) and the redemption value is recognised in the income statement over the period of the borrowings using the effective interest method.

Current and deferred income tax
The tax expense for the period comprises current and deferred tax. Tax is recognised in the income statement, except to the extent that it relates to items recognised in other comprehensive income or directly in equity. In this case, the tax is also recognised in other comprehensive income or directly in equity, respectively.

The current income tax charge is calculated on the basis of the tax laws enacted or substantively enacted at the balance sheet date in the countries where the company and its subsidiaries operate and generate taxable income. Management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation. It establishes provisions where appropriate on the basis of amounts expected to be paid to the tax authorities.

Deferred income tax is recognised on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the consolidated financial statements. However, deferred tax liabilities are not recognised if they arise from the initial recognition of goodwill; deferred income tax is not accounted for if it arises from initial recognition of an asset or liability in a transaction other than a business combination that at the time of the transaction affects neither accounting nor taxable profit or loss. Deferred income tax is determined using tax rates (and laws) that have been enacted or substantively enacted by the balance sheet date and are expected to apply when the related deferred income tax asset is realised or the deferred income tax liability is settled.

Deferred income tax assets are recognised only to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilised.

Deferred income tax liabilities are provided on taxable temporary differences arising from investments in subsidiaries, associates and joint arrangements, except for deferred income tax liability where the timing of the reversal of the temporary difference is controlled by the Group and it is probable that the temporary difference will not reverse in the foreseeable future.

Deferred income tax assets are recognised on deductible temporary differences arising from investments in subsidiaries, associates and joint arrangements only to the extent that it is probable the temporary difference will reverse in the future and there is sufficient taxable profit available against which the temporary difference can be utilised.

Deferred income tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when the deferred income taxes assets and liabilities relate to income taxes levied by the same taxation authority on either the same taxable entity or different taxable entities where there is an intention to settle the balances on a net basis.

Latimer Newco 2 Limited
Notes to the financial statements

1.	Summary of accounting policies and general information (continued)

Employee benefits
The Group operates various post-employment schemes, including both defined benefit and defined contribution pension plans.

(a) Pension obligations
A defined contribution plan is a pension plan under which the Group pays fixed contributions into a separate entity. The Group has no legal or constructive obligations to pay further contributions if the fund does not hold sufficient assets to pay all employees the benefits relating to employee service in the current and prior periods.
For defined contribution plans, the Group pays contributions to publicly or privately administered pension insurance plans on a mandatory, contractual or voluntary basis. The Group has no further payment obligations once the contributions have been paid. The contributions are recognised as employee benefit expense when they are due.

A defined benefit plan is a pension plan that is not a defined contribution plan. Typically defined benefit plans define an amount of pension benefit that an employee will receive on retirement, usually dependent on one or more factors such as age, years of service and compensation. An asset or liability is recognised in the balance sheet in respect of defined benefit pension plans equal to the surplus or deficit of the fair value of plan assets over the present value of the defined benefit obligation at the end of the reporting period. The defined benefit obligation is calculated annually by independent qualified actuaries. The surplus in the UK schemes will be recovered by the Group on wind-up of the pension plans and consideration of the recoverability of the surplus against IFRIC 14 has been performed to confirm that the recognition of the surplus in the financial statements is appropriate. The defined benefit obligation is calculated annually by independent qualified actuaries.

The present value of the defined benefit obligation is determined by discounting the estimated future cash outflows using interest rates of high-quality corporate bonds that are denominated in the currency in which the benefits will be paid, and that have terms to maturity approximating to the terms of the related pension obligation.

Actuarial gains and losses arising from experience adjustments and changes in actuarial assumptions are charged or credited to equity in other comprehensive income in the period in which they arise. Past-service costs are recognised immediately in income.

(b) Share-based payments
The company has awarded a number of equity shares to employees that may be redeemed once certain vesting conditions are met. As these awards will therefore be settled in cash they fall to be accounted for as cash settled awards in line with IFRS 2 "Share Based Payments". The fair value of the award is determined at the end of each reporting period using an appropriate fair value pricing methodology, and within the accounts the estimated liability is accrued over the expected vesting period, with the resulting movement being reflected in staff costs.
Provisions
Provisions are recognised when: the Group has a present legal or constructive obligation as a result of past events; it is probable that an outflow of resources will be required to settle the obligation; and the amount has been reliably estimated. Provisions are not recognised for future operating losses.

Where there are a number of similar obligations, the likelihood that an outflow will be required in settlement is determined by considering the class of obligations as a whole. A provision is recognised even if the likelihood of an outflow with respect to any one item included in the same class of obligations may be small.

Provisions are measured at the present value of the expenditures expected to be required to settle the obligation using a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the obligation. The increase in the provision due to passage of time is recognised as interest expense.

Latimer Newco 2 Limited
Notes to the financial statements

1.	Summary of accounting policies and general information (continued)

Revenue recognition
Revenue is measured at the fair value of the consideration received or receivable, and represents amounts receivable for goods supplied, stated net of discounts, returns and value added taxes. The Group recognises revenue when the amount of revenue can be reliably measured; when it is probable that future economic benefits will flow to the entity; and when specific criteria have been met for each of the Group’s activities, as described below.

The Group manufactures, markets and sells ready to eat cereals and other cereal-based food products. Sales of goods are recognised when a group entity has transferred the risk and rewards of the products to the customer and there is no unfulfilled obligation that could affect the customer’s acceptance of the products.

The products are often sold with volume discounts and sales are recorded based on the price specified in the sales contracts, net of the estimated volume discounts. Accumulated experience is used to estimate and provide for the discounts. The volume discounts are assessed based on anticipated annual purchases. Payments made to customers for marketing costs are also deducted from revenue.

Leases
Leases in which a significant portion of the risks and rewards of ownership are retained by the lessor are classified as operating leases. Payments made under operating leases (net of any incentives received from the lessor) are charged to the income statement on a straight-line basis over the period of the lease. The Group has not entered into any lease arrangements that would be considered finance leases.

Research and development
Development expenses are capitalised where they meet the criteria of IAS 38 “Intangible Assets” and are charged to the income statement over a three to five year period. Research expenses are charged to the income statement when they are incurred.

Adjusting items
Where certain expense and income items recorded in the year are significant by their size or incidence, these are disclosed separately in our analysis of expenses by nature and adjusted out of the profitability measure reviewed by the directors as the key performance measure in the business, being profit before interest, taxation, depreciation and amortisation before the impact of these adjusting items (“Adjusted EBITDA). The directors believe that the reviewing the results after adjusting for these items assists in comparing trends with improving an understanding of business performance. The Group has developed a policy of accounting treatment and disclosure which is consistently applied in identifying these costs and revenues which in some situations require judgement as to their amount and the appropriateness of their classification.

Latimer Newco 2 Limited
Notes to the financial statements

2.	Financial risk management

Financial risk management
The Group’s operations expose it to a variety of financial risks. In a general sense, these risks are managed by the recruitment and subsequent retention of suitably qualified staff with relevant expertise and experience, supplemented by risk management specialists and external advisers as necessary. Given the size and organisation of the Group, the directors have decided not to delegate the responsibility for monitoring financial risks to a sub-committee of the Board.

a)	Credit risk
The Group has implemented policies which state that appropriate checks on potential customers should be performed before credit terms are granted. Selected customer groups which are assessed by the Group to have a higher risk profile are included within a credit insurance programme to protect the interests of the Group against the risk of payment default.
The Group’s maximum exposure to credit risk is shown in the table below:

	2016	2015
	£’000	£’000
Cash and cash equivalents (note 16)	74,446	48,063
Trade and other receivables excluding prepayments (note 14)	43,506	42,273
	117,952	90,336

The ageing of trade receivables at the reporting date and the carrying amount of trade and other receivables denominated in foreign currency are shown in note 14.
The credit quality of trade receivables that are neither past due nor impaired can be assessed by reference to historical information about counterparty default rates:

	2016	2015
	£’000	£’000
Trade receivables
– Group 1	238	810
– Group 2	27,528	29,084
– Group 3	700	—
– Group 4	1,864	13
Total not past due unimpaired trade receivables	30,330	29,907
Group 1 – new customers/related parties (less than 6 months).
Group 2 – existing customers/related parties (more than 6 months) with no defaults in the past.
Group 3 – existing customers/related parties (more than 6 months) with some defaults in the past. All defaults were fully recovered.
Group 4 – existing customers / related parties (more than 6 months) with some defaults in the past. Not all defaults are fully recovered.

Latimer Newco 2 Limited
Notes to the financial statements

2.	Financial risk management (continued)

Financial risk management (continued)

b)	Price risks
The Group is exposed to commodity price risk as a result of its operations. An active management of the Group’s exposure to key ingredients is undertaken. Wheat, for example, is purchased for up to 24 months in advance under a documented risk policy developed with relevant external experts to ensure continuity of supply and to give certainty of pricing. A similar approach is adopted for energy management. Detailed reporting is made to the Board each month. The procurement of other commodities is delegated to the procurement departments with reporting to the Board on an exception basis. The directors keep the appropriateness of commodity purchasing policies under review, particularly if there are changes to the size or nature of the Group’s operations or structural changes to commodity markets.

c)	Liquidity and funding risks
The Group seeks to minimise the risk of uncertain funding in its operations by borrowing within a spread of maturity periods focussing on loans with medium and long term maturities. In 2015, the Group refinanced its secured loans and also the shareholder loans which were due to mature in 2016. These were replaced by a new secured term loan with maturity in 2022 and a secured second lien loan with maturity in 2023, both with repayments to be made only at the loan maturity dates. As a result, at 31 December 2016, the Group had drawn senior secured credit facilities of £850.0 million (2015: £850.0 million) of which £490 million (2015: £500 million) was owed to Bright Food Europe Limited, the Company’s immediate parent undertaking, and held cash balances of £74.4 million (2015: £48.1 million). The capital structure implemented in 2015 means that none of the senior debt (excluding any revolving credit facility usage and loan notes payable to former Weetabix Limited shareholders) is due for repayment in 2017.
The debt of the Group is structured to ensure the Group maintains sufficient available funding for operations and planned expansions. The Group’s £65.0 million (2015: £65.0m) revolving credit facility remained available at 31 December 2016 to fund short term cash requirements and, under certain conditions, to fund acquisitions or other business development opportunities.
The finance facilities arranged by the Group contain limited financial covenants covering minimum levels of financial performance. The appropriateness of covenants is reviewed by the Group, using external expertise as required, prior to entry into the finance facilities. Actual performance and short and medium term forecasts (including annual budgets) are reported to the Board on a regular basis to allow a balanced assessment of the Group’s ability to continue to meet its commitments to lenders. The Group continues to operate well within the limits required by its facilities.
Following the announcement that the Group is to be acquired by Post Holdings, Inc, it is expected that, at completion, all of the Group’s senior secured debt facilities will be repaid. Although the details of the Group’s ongoing financing structures are yet to be confirmed, the access to funding for the Group under the anticipated new ownership structure is expected to be maintained, or indeed increased, and will maintain the Group’s ability to manage its future cash needs.
Further information regarding the maturity of the Group’s borrowings can be found in Note 23.

d)	Interest rate risks
The borrowings of the Group bear interest at floating rates. These are principally fixed at rollover according to six month LIBOR rates. None of the floating interest rate exposure for the duration of the current facility was hedged at 31 December 2016 (2015: none). The directors will continue to review the appropriateness of this position should the internal or external environment for the Group change significantly.

Latimer Newco 2 Limited
Notes to the financial statements

2.	Financial risk management (continued)

Financial risk management (continued)

d)	Interest rate risks (continued)

The sensitivity analysis on interest rate risk is based on the assumption that changes in the market interest rate may influence the interest income or expense of the variable rate financial instruments.

On the basis of the above assumptions, where all other variables are held constant, changes in the interest rate may have the following pre-tax effect on the profit or loss for the period and equity:

		2016		2015		2014
	Change in interest rate	Effect on profits for the period	Effect on equity	Effect on profits for the period	Effect on equity	Effect on profits for the period	Effect on equity
		£’000	£’000	£’000	£’000	£’000	£’000
Senior Debt and Revolver	1 % increase	(5,654)	(5,654)	(3,630)	(3,630)	(3,539)	(3,539)

e)	Foreign exchange risks
The Group is exposed to foreign exchange risks on the retranslation of the results of subsidiaries that are incorporated outside the UK into sterling. In addition, Weetabix Limited, a subsidiary undertaking based in the UK, invoices some of its customers based outside the UK in their local currency. On the basis of the assumption that changes in exchange rates may influence Group’s profit or equity value, where all other variables are held constant, changes in the foreign exchange rate may have the following pre-tax effect on the profit or loss for the period and equity:

		2016		2015		2014
	Change in exchange rate	Effect on profits for the period	Effect on equity	Effect on profits for the period	Effect on equity	Effect on profits for the period	Effect on equity
		£’000	£’000	£’000	£’000	£’000	£’000
Euro	1 % increase against GBP	(105)	(61)	(131)	(75)	(131)	(89)
US Dollar	1 % increase against GBP	(82)	(223)	(15)	479	10	(91)
Canadian Dollar	1 % increase against GBP	2	(171)	21	8	23	(182)

Capital risk management
The Group’s objectives when managing capital are:

•	to safeguard the Group’s ability to continue as a going concern in order to provide returns for shareholders; and

•	to ensure that all external banking covenants are met in order to ensure that continued funding of the Group is available and the primary objective noted above can be met.
During the period the Group has complied with its banking covenants, and expects to remain compliant for the foreseeable future.

Latimer Newco 2 Limited
Notes to the financial statements

2.	Financial risk management (continued)

Capital risk management (continued)

Consistent with other similar businesses the Group monitors capital on the basis of the gearing ratio. The ratio is calculated as net debt divided by total capital. Net debt is calculated as total borrowings less cash and cash equivalents. Total capital is calculated as equity shown in the balance sheet plus net debt. The improvement in the gearing ratio during 2016 was a result of strong cash flows generated from operating activities.

	2016	2015
	£’000	£’000
Total borrowings	847,820	836,579
Less: cash and cash equivalents	74,446	48,063
Net debt	773,374	788,516
Total equity	92,486	54,557
Total capital	865,860	843,073
Gearing ratio	89%	94%

Fair value estimation
The table below analyses financial instruments carried at fair value, by valuation method. The different levels have been defined as follows:

•	Quoted prices (unadjusted) in active markets for identical assets or liabilities (Level 1).

•	Inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly (that is, as prices) or indirectly (that is, derived from prices) (Level 2).

•	Inputs for the asset or liability that are not based on observable market data (that is, unobservable inputs) (Level 3).

Latimer Newco 2 Limited
Notes to the financial statements

2.	Financial risk management (continued)

Fair value estimation (continued)

The following tables present the Group’s financial instruments that are measured at fair value:

				2016
	Level 1	Level 2	Level 3	Total
	£’000	£’000	£’000	£’000
Derivatives at fair value through profit or loss – foreign exchange contracts	—	123	—	123
Total Liabilities	—	123	—	123

				2015
	Level 1	Level 2	Level 3	Total
	£’000	£’000	£’000	£’000
Derivatives at fair value through profit or loss – foreign exchange contracts	—	226	—	226
Total Liabilities	—	226	—	226

Financial instruments in Level 2
The fair value of financial instruments that are not traded in an active market (for example, foreign exchange contracts) is determined by using valuation techniques. These valuation techniques maximise the use of observable market data where it is available and rely as little as possible on entity specific estimates. The fair value of foreign exchange contracts is calculated as the present value of the estimated future cash flows based on observable yield curves.

3. Critical accounting estimates and judgements

The Group makes estimates and assumptions concerning the future. The resulting accounting estimates will, by definition, seldom equal the related actual results. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial period are addressed below.

(a) Estimated impairment of goodwill
The Group tests annually whether goodwill has suffered any impairment in accordance with the accounting policy stated in note 1. The recoverable amounts of cash-generating units have been determined based on value-in-use calculations.

These calculations require the use of estimates (note 9).

Latimer Newco 2 Limited
Notes to the financial statements

3. Critical accounting estimates and judgements (continued)

(b) Income taxes
The Group is subject to income taxes in numerous jurisdictions and judgement is required in determining the worldwide provision for income taxes. The significant judgement which the Group has previously had to take was the deductibility of interest costs in calculating the income tax charge. However, during 2016 a settlement was agreed with the UK tax authorities which was materially in line with what had been provided in the accounts previously. The level of losses to recognise as deferred tax assets for the Group is also a significant judgment. Management approved forecasts are used to estimate future taxable profits over a reasonable timescale to determine the level of asset that is appropriate to recognise.

(c) Pension benefits
The present value of the pension obligations depends on a number of factors that are determined on an actuarial basis using a number of assumptions. The assumptions used in determining the net cost (income) for pensions include the discount rate. Any changes in these assumptions will impact the carrying amount of pension obligations.

The Group determines the appropriate discount rate at the end of each period. This is the interest rate that should be used to determine the present value of estimated future cash outflows expected to be required to settle the pension obligations. In determining the appropriate discount rate, the Group considers the interest rates of high-quality corporate bonds that are denominated in the currency in which the benefits will be paid and that have terms to maturity approximating the terms of the related pension obligation.

The methodology used to determine the discount rate has changed in 2016. Previously a cash flow weighted rate has been applied based on a AA corporate bond yield curve. In 2016 this rate has been adjusted to allow for the impact of using a larger bond universe, to include bonds rated AA by a single agency.
The impact of this change in estimation technique has increased the discount rate by 0.15%. This has reduced liabilities by 3% (£16m).
Other key assumptions for pension obligations are based in part on current market conditions. Additional information is disclosed in note 25.

d) Useful lives of fixed assets
During 2016 the estimate of asset useful economic lives has been revised as a result of an internal review of asset efficiency which showed that it was appropriate to apply this change from 3 January 2016 onwards. The useful economic lives are disclosed in note 1 and this change in estimate caused a decrease in depreciation charge by £3,917,000.

Latimer Newco 2 Limited
Notes to the financial statements

4.	Revenue

Revenue relates solely to sale of goods. An analysis of revenue by geographical destination is shown below.

	2016	2015	2014
	£’000	£’000	£’000
By destination:
United Kingdom	262,147	279,177	287,670
North America	92,626	79,822	78,297
Other European Union countries	34,224	38,331	37,941
Other	18,627	16,732	16,395
	407,624	414,062	420,303

5.	Expenses by nature

	2016	2015	2014
	£’000	£’000	£’000
Inventories consumed	157,243	156,908	160,227
Foreign exchange	(5)	781	544
Distribution expenses	24,607	21,869	21,307
Marketing and advertising costs	25,792	28,906	26,415
Employee benefit expense excluding restructuring and reorganisation costs	72,616	70,234	77,902
Post-retirement benefits	4,967	4,962	3,953
Amortisation of intangible fixed assets (note 9)	1,779	1,749	1,414
Depreciation of owned tangible fixed assets (note 10)	15,686	18,402	17,862
Profit on disposal of property, plant and equipment	(45)	(1,135)	(19)
Restructuring, reorganisation and transaction costs	9,188	9,560	14,334
Operating lease payments:
– Land and buildings	82	173	161
– Plant and machinery	616	519	403
Hire of plant and machinery	1,291	1,441	1,526
Research and development	2,237	1,757	1,631
Other expenses	7,308	8,256	2,916
Total cost of sales, distribution costs and administrative expenses	323,362	324,382	330,576
Adjusted EBITDA is the key performance indicator for the Group. It is defined as profit before income tax, with finance costs-net, amortisation of intangible fixed assets, depreciation of owned tangible fixed assets (including depreciation, interest and tax reported within share of profit of joint ventures (note 11)) and adjusting items added back. Adjusted EBITDA for the period before adjusting items was £111,925,000 (2015: £119,935,000; 2014: £124,313,000).

Latimer Newco 2 Limited
Notes to the financial statements

5.	Expenses by nature (continued)
Adjusting items are shown below:

	2016	2015	2014
	£’000	£’000	£’000
Adjusting administrative expenses consist of:
Restructuring UK operations	6,105	5,646	11,851
Restructuring North American operations	2,551	3,394	2,483
Costs associated with shares	532	—	—
Transaction costs	—	520	—
Restructuring, reorganisation and transaction costs	9,188	9,560	14,334
Profit on disposal of fixed assets	—	(1,000)	—
Pension curtailment	—	239	(387)
Adjusting administrative expenses	9,188	8,799	13,947
The Group has continued its drive towards maximising operational efficiency. During 2016, £5,874,000 (2015: £4,997,000; 2014: £7,790,000) was incurred by the Group restructuring its UK operations at Burton Latimer and Corby. This charge included redundancy and severance costs of £476,000 (2015: £1,597,000; 2014: £1,534,000), pension costs of £64,000 (2015: £78,000; 2014: £116,000), process improvement initiatives £2,325,000 (2015: £1,608,000; 2014: £2,425,000) and other restructuring charges relating to a dedicated project team together with consultancy and training costs totalling £1,580,000 (2015: £1,523,000; 2014: £2,134,000). The charge also included £1,429,000 (2015 and 2014: £nil) relating to the implementation of an ERP system in the period. In 2015 the charge also included strategy advisory costs of £191,000 (2014: £748,000). In addition, 2014 included an £833,000 provision against an outstanding receivable.
A charge of £231,000 (2015: £446,000; 2014: £250,000) was incurred by the Group restructuring its other UK operations.
The Group also incurred £2,551,000 (2015: £3,394,000; 2014: £2,483,000) restructuring its operations in North America in the period, which consisted of costs associated with redundancy of £703,000 (2015: £1,636,000; 2014: £381,000), process improvement initiatives £412,000 (2015: £586,000; 2014: £1,004,000) and other restructuring charges together with consultancy charges and training costs of £1,436,000 (2015: £1,172,000; 2014: £1,098,000).
The period also includes a provision for underpaid employment tax when Latimer Group Limited, a subsidiary undertaking, issued shares to certain members of the management team in 2011, amounting to £532,000 (2015: £nil; 2014: £nil)
In 2015, the Group realised a profit of £1,000,000 on the disposal of its property and plant at Cheltenham. In addition £203,000 was provided in 2015 (2014: £3,811,000) to cover committed costs at its site at Cheltenham, which ceased production of carton packaging in 2015.
In 2015, the Group incurred £520,000 as a result of the change of Group ownership during 2015.
Changes to the basis of future pension provision led to a curtailment loss of £239,000 in 2015 (2014: £387,000 gain).

Latimer Newco 2 Limited
Notes to the financial statements

6.	Employees

(a)	Group employees

	2016	2015	2014
	£’000	£’000	£’000
Wages and salaries (including restructuring costs of £1,179,000 (2015: £3,603,000) (2014: £1,889,000))	68,155	66,581	71,679
Social security costs	6,956	6,529	6,709
Share-based payments	(1,316)	727	1,403
Pension costs – defined contribution schemes	1,172	1,179	1,211
Pension costs – defined benefit schemes ((including in 2015: £239,000 adjusting pension expense) (2014: £387,000 adjusting pension credit)) (note 25)	3,795	3,783	2,742
	78,762	78,799	83,744

The monthly average number of people, including directors, employed by the Group during the period was as follows:

	2016	2015	2014
	Number	Number	Number
United Kingdom	987	1,004	1,169
North America	401	418	445
Other	36	17	6
	1,424	1,439	1,620
	2016	2015	2014
By activity	Number	Number	Number
Production	1,123	1,149	1,342
Selling, distribution and administration	301	290	278
	1,424	1,439	1,620

Latimer Newco 2 Limited
Notes to the financial statements

6.	Employees (continued)

(b)	Directors’ emoluments
The aggregate amount of remuneration paid to directors during the period was £800,000 (2015: £1,654,000; 2014: £1,190,000) of which £496,000 (2015: £1,024,000; 2014: £694,000) was in respect of the highest paid director. During the period, no director (2015: none; 2014: one) was a member of the Group’s defined benefit pension scheme and no director (2015: none 2014: one) was a member of the defined contribution scheme. In the case of the highest paid director, contributions to the defined contribution the scheme in the period amounted to £nil (2015: £nil; 2014: £8,333). No compensation for loss of office was paid to directors resigning during the period (2015: £nil, 2014: £nil). No share options were exercised by the directors during the period (2015: none; 2014: none), however certain shares owned by directors were settled during 2015, see note 30. A description of related party transactions is contained in note 30 to the financial statements.

(c)	Share-based payments
Shares have been issued to selected employees. The shares are required to be repurchased by the Company on exercise of employee options from November 2017 or on an initial public offering, or will be dragged along and purchased by a buyer should a change in control occur before the options can be exercised. These shares are treated as cash settled share based payments with the key inputs being the time until exercise and the profitability of the business. In the current period the equity value based on a multiple of EBITDA has reduced which has led to a credit to the income statement referred to below.

	C shares	D shares
	Number	Number
At 27 December 2014, 2 January 2016 and 31 December 2016	1,298,917	175,794
At 31 December 2016, the weighted average fair value of shares issued using the Black-Scholes valuation model was £0.74 per share (2015: £2.50 per share) (2014: £2.43 per share). The total credit recognised in the consolidated profit and loss account was £1,316,000 (2015: £727,000 expense) (2014: £1,403,000 expense). The total liability at 31 December 2016 in relation to share based payments was £1,017,000 (2015: £2,333,000).
The following ranges of assumptions were used in the model:

	C shares	D Shares
Equity value £’000	275,000 to 334,300	275,000 to 334,300
Hurdle value £’000	378,700 to 393,700	532,200 to 553,300
Volatility	30.1%	30.1%
Risk free interest rate	1.05%	1.05%
Expected life	0.33 to 0.83 years	0.33 to 0.83 years
Dividend yield	0%	0%

Latimer Newco 2 Limited
Notes to the financial statements

7.	Finance income and costs

	2016	2015	2014
	£’000	£’000	£’000
Interest expense:
– Interest on senior loans (note 23)	(18,147)	(11,262)	(11,268)
– Interest on loans from parent undertakings	(30,220)	(38,701)	(38,383)
– Fair value unwind on loans from parent undertakings	—	(20,048)	(10,577)
– Other interest	(1,194)	(827)	—
– Amortisation of financing costs	(11,001)	(1,552)	(1,517)
Fair value loss on financial instruments	—	—	(528)
Other finance costs	(742)	(484)	(373)
Finance costs	(61,304)	(72,874)	(62,646)
Finance income:
– Interest income on short term bank deposits	137	243	243
– Other interest receivable	77	54	51
Fair value gain on financial instruments	—	87	—
Net interest income on defined benefit pensions (note 25)	2,956	2,271	1,415
Total finance income	3,170	2,655	1,709
Net finance costs	(58,134)	(70,219)	(60,937)
Details of the financing arrangements to which the interest relates are shown in note 23. Details of the net interest income on defined benefit pensions are shown in note 25.
During 2016 management revised their estimate of the cash flows in relation to the senior and second-lien facilities. As a result of management assuming that these facilities would be repaid during 2017 this resulted in additional amortisation of financing costs of £9.4 million.

Latimer Newco 2 Limited
Notes to the financial statements

8.	Income tax expense

	2016 £’000	2015 £’000	2014 £’000
Current taxation
Current tax on profits for the period at 20% (2015: 20.25%) (2014: 21.5%)	2,748	7,531	7,507
Double tax relief	(99)	(91)	(81)
Overseas taxation	349	566	(15)
Adjustments in respect of prior periods	(420)	(478)	(1,377)
Total current tax charge	2,578	7,528	6,034

Deferred tax (note 24):
Origination and reversal of temporary differences - United Kingdom	2,336	(2,517)	107
Origination and reversal of temporary differences - Overseas	(639)	(1,180)	60
Changes in tax rates and legislation	(621)	(1,207)	—
Adjustments in respect of prior periods	336	810	1,347
Total deferred tax charge/(credit)	1,412	(4,094)	1,514
Income tax charge	3,990	3,434	7,548

The UK corporation tax assessed for the period is different (2015 and 2014: different) to the standard rate of corporation tax in the UK 20% (2015: 20.25%; 2014: 21.5%). The differences are explained below:

	2016 £’000	2015 £’000	2014 £’000
Profit before tax	26,645	20,294	29,688
Profit before tax multiplied by standard rate of corporation tax in the UK of 20% (2015: 20.25%) (2014: 21.5%)	5,329	4,110	6,383
Tax effects of:
Expenses not deductible for tax purposes	777	820	1,167
Utilisation of previously unrecognised tax losses	(2,378)	(795)	—
Re-measurement of deferred tax – changes in tax rates	(621)	(1,207)	—
Effect of different tax rates of subsidiaries operating in other jurisdictions	967	174	28
Adjustments in respect of prior periods	(84)	332	(30)
Total tax charge	3,990	3,434	7,548
Changes to the UK corporation tax rates were substantively enacted as part of Finance Bill 2015 (on 26 October 2015) and Finance Bill 2016 (on 7 September 2016). These include reductions to the main rate to reduce the rate to 19% from 1 April 2017 and to 17% from 1 April 2020. Deferred taxes at the balance sheet date have been measured using these enacted tax rates and reflected in these financial statements.

Latimer Newco 2 Limited
Notes to the financial statements

8.	Income tax expense (continued)

The tax charge relating to components of other comprehensive income is as follows:

	2016
	Before tax	Tax charge	After tax
	£’000	£’000	£’000
Re-measurements of post-employment benefit assets (note 25)	6,419	(218)	6,201
Currency translation differences (note 20)	9,073	—	9,073
Other comprehensive income	15,492	(218)	15,274
Current tax	—	—	—
Deferred tax (note 24)	—	(218)	—
	—	(218)	—

	2015
	Before tax	Tax charge	After tax
	£’000	£’000	£’000
Re-measurements of post-employment benefit assets (note 25)	12,690	(1,064)	11,626
Currency translation differences (note 20)	(2,046)	—	(2,046)
Other comprehensive income	10,644	(1,064)	9,580
Current tax	—	—	—
Deferred tax (note 24)	—	(1,064)	—
	—	(1,064)	—

	2014
	Before tax	Tax charge	After tax
	£’000	£’000	£’000
Re-measurements of post-employment benefit assets	19,718	(3,276)	16,442
Currency translation differences (note 20)	387	—	387
Other comprehensive income	20,105	(3,276)	16,829
Current tax	—	—	—
Deferred tax	—	(3,276)	—
	—	(3,276)	—

Latimer Newco 2 Limited
Notes to the financial statements

9.	Intangible assets

	Goodwill	Trademark	Software	Internally generated development costs	Total
	£’000	£’000	£’000	£’000	£’000
Cost
At 27 December 2014	883,009	839	9,095	1,248	894,191
Additions	—	—	4,165	252	4,417
Exchange differences	—	—	8	—	8
At 2 January 2016	883,009	839	13,268	1,500	898,616
Additions	—	—	5,021	252	5,273
Exchange differences	—	—	213	—	213
At 31 December 2016	883,009	839	18,502	1,752	904,102
Accumulated amortisation
At 27 December 2014	(240,926)	(332)	(5,205)	(663)	(247,126)
Amortisation charge (note 5)	—	(44)	(1,469)	(236)	(1,749)
Exchange differences	—	—	5	—	5
At 2 January 2016	(240,926)	(376)	(6,669)	(899)	(248,870)
Amortisation charge (note 5)	—	(44)	(1,496)	(239)	(1,779)
Exchange differences	—	—	(161)	—	(161)
At 31 December 2016	(240,926)	(420)	(8,326)	(1,138)	(250,810)
Net book value
Cost	883,009	839	9,095	1,248	894,191
Amortisation	(240,926)	(332)	(5,205)	(663)	(247,126)
At 27 December 2014	642,083	507	3,890	585	647,065
Cost	883,009	839	13,268	1,500	898,616
Amortisation	(240,926)	(376)	(6,669)	(899)	(248,870)
At 2 January 2016	642,083	463	6,599	601	649,746
Cost	883,009	839	18,502	1,752	904,102
Amortisation	(240,926)	(420)	(8,326)	(1,138)	(250,810)
At 31 December 2016	642,083	419	10,176	614	653,292

Latimer Newco 2 Limited
Notes to the financial statements

9.	Intangible assets (continued)
Amortisation of £9,000 (2015: £10,000; 2014: £8,000) is included in ‘cost of sales’ in the income statement; £nil (2015: £nil; 2014: £nil) in ‘selling & distribution costs’; and £1,770,000 (2015: £1,739,000; 2014: £1,406,000) in ‘administrative expenses’.

Included within computer software is the implementation of the new ERP system and associated software with a cost of £7,703,000 (2015:£3,427,000) with accumulated depreciation of £214,000 (2015:£nil) resulting in a net book value of £7,489,000 (2015: £3,427,000).

Impairment tests for goodwill
The executive board review the performance of the business at a geographical level, with the UK and North America being the main geographies and CGUs. Goodwill is monitored at the CGU level. After deriving goodwill as part of the acquisition of the Latimer Newco Limited group the executive board deemed it appropriate to allocate all goodwill to the UK CGU. The amount deemed to have been paid for the North American business was equivalent to the acquired assets and liabilities in North America and hence no goodwill arises in that CGU. The following is a summary of goodwill allocation for each CGU:

2016 and 2015	Opening £’000	Addition £’000	Closing £’000
UK	642,083	—	642,083
North America	—	—	—
Total	642,083	—	642,083

The recoverable amount of the Cash Generating Units (‘CGUs’) has been determined based on value-in-use calculations. These calculations use pre-tax cash flow projections based on financial budgets approved by management covering a five-year period for the Group.

The volume of sales in each period is the main driver for revenue and costs. The forecast annual sales projections are based on past performance and management’s experience of market development. Cash flows beyond the five-year period are extrapolated using an estimated growth rate of 2% (2015: 2%). The long term growth rate is consistent with the forecasts included in industry reports.

The forecast pre-tax cash flow projections are then discounted to present value at a rate of 8% (2015: 8%). The discount rate used is benchmarked to comparable companies and adjusted for specific risk factors.

The Group has considered the sensitivity of the key assumptions used within the value-in-use calculation by assessing the impact of changes to the discount rate, long-term growth rate and forecast EBITDA. EBITDA is considered for sensitivity purposes as movement in this represents the expected activity in relation to revenue and costs. There is a headroom of £965.3 million at 31 December 2016 (2015: £820.3 million).

If the discount rate is increased by 0.5% from the rate used then this would reduce the headroom value of the business by £129.9 million (2015: £108.4 million) and crystallise an impairment of £nil (2015: £nil).

If the forecast EBITDA is reduced by 5% each year then this would reduce the headroom value of the business by £94.2 million (2015: £43.2 million) and this would crystallise an impairment of £nil (2015: £nil).

Latimer Newco 2 Limited
Notes to the financial statements

10.	Property, Plant & Equipment

	Land and buildings £’000	Plant, machinery, fixtures and fittings £’000	Motor vehicles £’000	Construction in progress £’000	Total £’000
At 27 December 2014
Cost	84,400	183,253	1,096	1,498	270,247
Accumulated depreciation	(18,765)	(89,511)	(350)	—	(108,626)
Net book amount	65,635	93,742	746	1,498	161,621
Period ended 2 January 2016
Opening net book amount	65,635	93,742	746	1,498	161,621
Additions	—	—	448	18,221	18,669
Disposals	(2,408)	(436)	(85)	—	(2,929)
Transfers	1,294	15,098	—	(16,392)	—
Depreciation charge (note 5)	(3,284)	(14,780)	(338)	—	(18,402)
Exchange differences	29	(311)	—	(12)	(294)
Closing net book amount	61,266	93,313	771	3,315	158,665
At 2 January 2016
Cost	83,014	195,704	946	3,315	282,979
Accumulated depreciation	(21,748)	(102,391)	(175)	—	(124,314)
Net book amount	61,266	93,313	771	3,315	158,665
Period ended 31 December 2016
Opening net book amount	61,266	93,313	771	3,315	158,665
Additions	—	—	475	19,487	19,962
Disposals	—	(6)	(590)	—	(596)
Transfers	1,743	15,051	—	(16,794)	—
Depreciation charge (note 5)	(2,748)	(12,561)	(377)	—	(15,686)
Exchange differences	2,093	1,939	-	61	4,093
Closing net book amount	62,354	97,736	279	6,069	166,438
At 31 December 2016
Cost	87,956	216,845	409	6,069	311,279
Accumulated depreciation	(25,602)	(119,109)	(130)	—	(144,841)
Net book amount	62,354	97,736	279	6,069	166,438
Depreciation expense of £13,963,000 (2015: £16,705,000; 2014: £16,479,000) has been charged in ‘cost of sales’, £1,723,000 (2015: £1,694,000; 2014: £1,371,000) in ‘administrative expenses’ and £nil (2015: £3,000; 2014: £12,000) in ‘selling & distribution costs’.

Latimer Newco 2 Limited
Notes to the financial statements

10.	Property, Plant & Equipment (continued)

During 2016 the estimate of asset useful economic lives has been revised as a result of an internal review of asset efficiency which showed that it was appropriate to apply this change from 3 January 2016 onwards. The useful economic lives are disclosed in note 1 and this change in estimate caused a decrease in the depreciation charge by £3,917,000.

11.	Investments

Interests in joint ventures
The amounts recognised on the balance sheet are as follows:

	2016 £’000	2015 £’000
Opening balance
Net assets	5,770	4,163
Loan to joint venture	472	550
Dividend from joint venture	(2,032)	—
Loan to joint venture	897	—
Additional capital	—	1,300
Intergroup profit on transfer of assets to joint venture	(2)	6
Interest on loan to joint venture	67	50
Share of profits retained	517	833
Exchange adjustments	1,709	(660)
Closing balance	7,398	6,242

Net book amount

Net assets	5,778	5,770
Loan to joint venture	1,620	472
Closing balance	7,398	6,242
Share of profits retained in joint ventures includes depreciation of £161,000 (2015: £161,000; 2014: £94,000), interest income of £3,000 (2015: £37,000; 2014: £20,000) and a tax charge of £335,000 (2015: £365,000; 2014: £391,000).

Latimer Newco 2 Limited
Notes to the financial statements

11.	Investments (continued)

The joint ventures listed below have share capital consisting solely of ordinary shares, which is held directly by the Group.
Nature of investment in joint ventures – 2016 and 2015

Name of entity	Place of business/country of incorporation	% of ownership interest	Nature of the relationship	Measurement method
Alpen Food Company South Africa (Proprietary) Limited	South Africa	50%	Note 1	Equity
Weetabix East Africa Limited	Kenya	50%	Note 1	Equity

Note 1 – Both joint ventures listed above manufacture, market and sell ready to eat cereals and other cereal-based food products. Both entities are private companies and there is no quoted market price available for their shares.
The Group holds 50% of the voting rights of Alpen Food Company South Africa (Proprietary) Limited and Weetabix East Africa Limited, consequently they have both been treated as joint ventures. The Group has entered into joint venture agreements with the third parties that own the balance of the shares in the joint ventures.

Set out below are the summarised financial information for both joint ventures which are accounted for using the equity method.

Summarised balance sheet	2016 £’000	2015 £’000
Current
Cash and cash equivalents	2,816	6,567
Other current assets (exc. Cash)	5,325	3,718
Total current assets	8,141	10,285
Other current liabilities (inc. trade payables)	(8,777)	(2,299)
Total current liabilities	(8,777)	(2,299)
Non-current
Assets	12,757	5,171
Financial liabilities	—	—
Other liabilities	(519)	(575)
Total non-current liabilities	(519)	(575)
Net Assets	11,602	12,582

Latimer Newco 2 Limited
Notes to the financial statements

11. Investments (continued)	2016	2015
	£’000	£’000
Summerised statement of comprehensive income
Revenue	13,367	12,691
Depreciation and amortisation	(333)	(297)
Interest income	158	179
Interest expense	(152)	(105)
Profit before tax	1,691	2,385
Income tax expense	(668)	(730)
Post tax profit	1,023	1,655
Other comprehensive income	—	—
Total comprehensive income	1,023	1,655
Dividends received from joint venture	2,032	—

Latimer Newco 2 Limited
Notes to the financial statements

12.	Financial instruments by category

Primary financial instruments held or issued to finance the Group’s operations:

	2016		2015
	Book value £’000	Fair value £’000	Book value £’000	Fair value £’000
Cash and cash equivalents (note 16) (i), (ii)	74,446	74,446	48,063	48,063
Borrowings,(note 23) (iii), (v)	(847,820)	(850,000)	(836,579)	(850,000)
Trade and other payables excluding non-financial liabilities (note 21) (i), (iii)	(95,755)	(95,755)	(82,579)	(82,579)
Trade and other receivables excluding prepayments (note 14) (i), (ii)	43,506	43,506	42,273	42,273
Derivative financial instruments (note 13) (iv)	(123)	(123)	(226)	(226)
Total	(825,746)	(827,926)	(829,048)	(842,469)

Note:

(i)	Due to the short term nature of these assets and liabilities, it is considered that there is no material difference between the book value and fair value.

(ii)	Categorised as Loans and receivables.

(iii)	Categorised as Other financial liabilities at amortised cost.

(iv)	Categorised as Instruments at fair value through the profit and loss, designated as such upon initial recognition.

(v)	Management consider that the fair value of borrowings are equal to their nominal value, as they carry an interest rate equivalent to a market rate.

Latimer Newco 2 Limited
Notes to the financial statements

12.	Financial instruments by category (continued)

Maturity of financial liabilities
The maturity profile of the contractual undiscounted cash flows of the Group’s financial liabilities, was as follows:

	Derivative financial instruments	Trade and other payables	Borrowings	Total
2016	£’000	£’000	£’000	£’000
Within 1 year or on demand	123	94,738	48,500	143,361
1-3 years	—	1,017	97,000	98,017
3-5 years	—	—	97,133	97,133
Over 5 years	—	—	910,725	910,725
	123	95,755	1,153,358	1,249,236

	Derivative financial instruments	Trade and other payables	Borrowings	Total
2015	£’000	£’000	£’000	£’000
Within 1 year or on demand	226	80,246	36,408	116,880
1-3 years	—	2,333	97,000	99,333
3-5 years	—	—	97,133	97,133
Over 5 years	—	—	959,225	959,225
	226	82,579	1,189,766	1,272,571

Latimer Newco 2 Limited
Notes to the financial statements

12.	Financial instruments by category (continued)
Financial liabilities by currency
The Group’s financial liabilities by currency, contractual undiscounted, were as follows:

	Sterling denominated	Euro denominated	US dollar denominated	Other	Total
2016	£’000	£’000	£’000	£’000	£’000
Trade and other payables	78,368	3,137	7,371	6,879	95,755
Borrowings	1,153,358	—	—	—	1,153,358
Derivative financial instruments	—	—	123	—	123
	1,231,726	3,137	7,494	6,879	1,249,236

	Sterling denominated	Euro denominated	US dollar denominated	Other	Total
2015	£’000	£’000	£’000	£’000	£’000
Trade and other payables	71,099	2,550	5,140	3,790	82,579
Borrowings	1,189,766	—	—	—	1,189,766
Derivative financial instruments	226	—	—	—	226
	1,261,091	2,550	5,140	3,790	1,272,571
Borrowing facilities
The Group has undrawn borrowing facilities available at 31 December 2016. See note 23.

13.	Derivative financial instruments

Liabilities	2016 £’000	2015 £’000
Foreign exchange transactions	123	226
Current portion	123	226
The Group has entered into forward contract arrangements to sell US$15 million and receive Canadian dollars at rates between 1.324223 and 1.329354.
In 2015 the Group has entered into forward contract agreements to sell €18 million, during 2016, and receive sterling in exchange at rates between 1.3396 and 1.3628 and also to sell US$15 million and receive Canadian dollars at rates between 1.3308 and 1.3883.

Latimer Newco 2 Limited
Notes to the financial statements

14.	Trade and Other Receivables

	2016	2015
	£’000	£’000
Amounts falling due within one year:
Trade receivables	41,208	39,865
Less: provision for impairment of trade receivables	(801)	(405)
Trade receivables - net	40,407	39,460
Prepayments and accrued income	2,718	4,235
Receivables from related parties	65	100
Other receivables	3,034	2,713
	46,224	46,508
Less non-current portion	—	—
Current portion	46,224	46,508

There is no material difference between the carrying value and fair value of the trade and other receivables.

As at 31 December 2016 the provision for trade receivables comprised of £55,000 (2015: £120,000) relating to debts overdue for less than 3 months; £435,000 (2015: £9,000) for debts overdue for between 3 to 12 months; and £311,000 (2015: £276,000) relating to debts overdue for more than 12 months. The movement in the provision during the period is shown below.

	2016	2015
	£’000	£’000
Opening	405	254
Created	439	96
Utilised	(27)	—
Released	(75)	—
Foreign Exchange Differences	59	55
Closing	801	405

Latimer Newco 2 Limited
Notes to the financial statements

14.	Trade and Other Receivables (continued)

As of 31 December 2016, trade receivables of £10,077,000 (2015: £9,553,000) were past due but not impaired. These relate to a number of independent customers for whom there is no recent history of default. The ageing analysis of these trade receivables is as follows:

	2016	2015
	£’000	£’000
Up to 3 months	5,169	5,868
3 to 12 months	3,739	3,230
Over 12 months	1,169	455
	10,077	9,553

The carrying amounts of the Group’s trade and other receivables (excluding prepayments) are denominated in the following currencies:

	2016	2015
	£’000	£’000
British pound	23,742	26,360
United States Dollar	10,136	7,279
Euro	4,506	6,131
Other	5,122	2,503
	43,506	42,273

The other classes within trade and other receivables do not contain impaired assets.

Latimer Newco 2 Limited
Notes to the financial statements

15.	Inventories

	2016	2015
	£’000	£’000
Raw materials and consumables	10,484	7,232
Work in progress	2,679	1,721
Finished goods and goods for resale	22,098	18,087
	35,261	27,040

Inventory cost is determined based on the weighted average method. In 2015 and other previous periods it was determined using the FIFO method. This change in policy has not had a material impact on the value of inventory for any of the periods presented.

16.	Cash and cash equivalents

	2016	2015
	£’000	£’000
Cash at bank and in hand	23,146	17,813
Short term bank deposits	51,300	30,250
Cash and cash equivalents	74,446	48,063

The carrying amount of the Group’s cash and cash equivalents are denominated in the following currencies:
	2016	2015
	£’000	£’000
British pound	58,747	37,226
United States Dollar	7,662	4,456
Euro	4,109	3,785
Other	3,928	2,596
	74,446	48,063

Latimer Newco 2 Limited
Notes to the financial statements

17.	Share capital

Ordinary shares
	2016	2015	2014
	£	£	£
Authorised
10,834,831 (2015: 10,834,831, 2014: 10,781,968) ‘A1’ ordinary shares of £1 each	10,834,831	10,834,831	10,781,968
6,746,544 (2015: 6,746,544, 2014: 6,359,037) ‘A2’ ordinary shares of £1 each	6,746,544	6,746,544	6,359,037
1 ‘A3’ ordinary share of £1	1	1	1
417,866 ‘B1’ ordinary share of £1	417,866	417,866	417,866
411,075 ‘B2’ ordinary share of £1	411,075	411,075	411,075
1,298,917 ‘C’ ordinary shares of £0.01 each	12,989	12,989	12,989
175,794 ‘D’ ordinary shares of £0.01 each	1,758	1,758	1,758
100 preference shares of £0.01 each	1	1	—
	18,425,065	18,425,065	17,984,694

Allotted and fully paid
10,834,831 (2015: 10,834,831, 2014: 10,781,968) ‘A1’ ordinary shares of £1 each	10,834,831	10,834,831	10,781,968
6,746,544 (2015: 6,746,544, 2014: 6,359,037) ‘A2’ ordinary shares of £1 each	6,746,544	6,746,544	6,359,037
Nil (2015: Nil, 2014: 1) ‘A3’ ordinary share of £1	—	—	1
Nil (2015: Nil, 2014: 417,866) ‘B1’ ordinary share of £1	—	—	417,866
388,571 (2015: 388,571; 2014: 411,075) ‘B2’ ordinary share of £1	388,571	388,571	411,075
1,298,917 (2015 and 2014: 1,298,917) ‘C’ ordinary shares of £0.01 each	12,989	12,989	12,989
175,794 (2015 and 2014: 175,794) ‘D’ ordinary shares of £0.01 each	1,758	1,758	1,758
100 (2015: 100; 2014: nil) preference shares of £0.01 each	1	1	—
	17,984,694	17,984,694	17,984,694

In 2014, 19,533 ‘D’ ordinary shares of £0.01 each were issued for a consideration of £1,000 and 156,261 ‘D’ ordinary shares were issued for no cash consideration. In 2014, 97,663 ‘C’ ordinary shares of £0.01 each were purchased by the Company and then cancelled.

Latimer Newco 2 Limited
Notes to the financial statements

17.	Share capital (continued)

In 2015, 417,866 ‘B1’ ordinary shares of £1 each were redesignated as 387,507 ‘A2’ ordinary shares of £1 each and 30,359 ‘A1’ ordinary shares of £1 each. In 2015, 22,504 ‘B2’ ordinary shares of £1 each were redesignated as 22,504 ‘A1’ ordinary shares of £1 each. The A3 ordinary share of £1 was purchased and cancelled by the Company for a consideration of £1.
In 2015, 100 preference shares of £0.01were created, issued and allotted. These shares have no voting or dividend rights. Should a trigger event occur where the parent company of the Group are unable to purchase the shares held by Barings Private Equity Asia PTE Limited following the exercising of a put option by Barings Private Equity Asia PTE Limited (which is only exercisable in certain circumstances which are largely under the parent company's control), then the preference shares held by Barings Private Equity Asia PTE Limited shall entitle them to 75% of the voting rights of the group.
Profits available for distribution shall be available for distribution to the holders of the ‘A1’ and ‘A2’ ordinary shares. The ‘B2’ ordinary shares, ‘C’ ordinary shares and ‘D’ ordinary shares have no right to receive dividends. The ‘B2’ ordinary shares, ‘C’ ordinary shares and ‘D’ ordinary shares have no voting rights.

18.	Retained earnings/(accumulated losses)

Retained earnings /(accumulated losses)
£’000
At 29 December 2013	(45,086)
Profit for the period	22,140
Cost of purchase of own shares	(96)
Remeasurement of post-employment benefit liabilities net of tax	16,442
At 27 December 2014	(6,600)
At 28 December 2014	(6,600)
Profit for the period	16,860
Remeasurement of post-employment benefit liabilities net of tax	11,626
At 2 January 2016	21,886
At 3 January 2016	21,886
Profit for the period	22,655
Remeasurement of post-employment benefit liabilities net of tax	6,201
At 31 December 2016	50,742

Latimer Newco 2 Limited
Notes to the financial statements

19.	Other reserves

	Currency translation	Share premium	Total
	£’000	£’000	£’000
At 29 December 2013	(2,857)	19,202	16,345
Currency translation differences	387	—	387
At 27 December 2014	(2,470)	19,202	16,732
At 28 December 2014	(2,470)	19,202	16,732
Currency translation differences	(2,046)	—	(2,046)
At 2 January 2016	(4,516)	19,202	14,686
At 3 January 2016	(4,516)	19,202	14,686
Currency translation differences	9,073	—	9,073
At 31 December 2016	4,557	19,202	23,759

Latimer Newco 2 Limited
Notes to the financial statements

20.	Other comprehensive income, net of tax

	Other reserves	Retained earnings	Total
	£’000	£’000	£’000
2016
Items that will not be reclassified to profit or loss
Re-measurement of post-employment benefit obligations	—	6,201	6,201
Items that may be subsequently reclassified to profit or loss
Currency translation differences	9,073	—	9,073
Total	9,073	6,201	15,274
2015
Items that will not be reclassified to profit or loss
Re-measurement of post-employment benefit obligations	—	11,626	11,626
Items that may be subsequently reclassified to profit or loss
Currency translation differences	(2,046)	—	(2,046)
Total	(2,046)	11,626	9,580
2014
Items that will not be reclassified to profit or loss
Re-measurement of post-employment benefit obligations	—	16,442	16,442
Items that may be subsequently reclassified to profit or loss
Currency translation differences	387	—	387
Total	387	16,442	16,829

Latimer Newco 2 Limited
Notes to the financial statements

21.	Trade and other payables

	2016	2015
	£’000	£’000
Trade payables	49,872	51,051
Social security and other taxes	2,060	1,630
Other payables	4,423	5,970
Accruals and deferred income	44,010	28,958
	100,365	87,609
Less: non-current portion	(1,700)	(4,883)
Current portion	98,665	82,726

22.	Provisions for liabilities and charges

Reorganisation provision
£’000
At 28 December 2014	3,811
Utilised	(3,838)
Charged to the profit and loss account	203
At 2 January 2016	176
Utilised	(14)
At 31 December 2016	162
A provision was made, in 2014, for committed costs at the Group’s site at Cheltenham, which ceased production of carton packaging in 2015. The provision was increased by £203,000 in 2015.
Maturity profile of reorganisation provision

	2016	2015
	£’000	£’000
Within one year	162	176
Closing reorganisation provision	162	176

Latimer Newco 2 Limited
Notes to the financial statements

23.	Borrowings

	2016	2015
	£’000	£’000
Non-current
Bank borrowings	360,000	350,000
Deferred issue costs	(1,440)	(8,633)
Loans from parent undertakings	490,000	500,000
Deferred issue costs	(740)	(4,788)
Total borrowings	847,820	836,579

Latimer Newco 2 Limited
Notes to the financial statements

23.	Borrowings (continued)
Senior and Second Lien Facilities, Senior credit facility and Payment in kind (‘PIK’) loan facility

(a)	Senior credit facility
In November 2012, B.L. Marketing Limited, a subsidiary undertaking, entered into a Facilities Agreement with Rabobank International as agent, security agent and documentation agent (the “Senior Credit Facility”). Under the Senior Credit Facility, a syndicate of financial institutions made £450,000,000 of senior secured credit facilities available to the Group. The final repayment of £340,000,000 in relation to this was facility was made in 2015 following payments in instalments over the course of the loan.
Directly attributable fees and other finance costs of £4,603,000 were incurred in raising the Senior Credit Facility, in November 2012. These fees were capitalised and £nil (2015: £1,172,000; 2014: £1,517,000) was amortised during the period.

(b)	Senior and Second Lien Facilities
In October 2015, Latimer Acquisitions Limited, a subsidiary undertaking, entered into a new Senior Facilities agreement (“Senior Facilities”) with ING Bank NV as agent. Under the Senior Facilities a syndicate of financial institutions made £350,000,000 available to the Group and the Company’s immediate parent undertaking, Bright Food Europe Limited, made £300,000,000 available to the Group on equivalent terms.
In October 2015, Latimer Acquisitions Limited also entered into a Second Lien Facility (“Second Lien Facilities”) agreement. Under the Second Lien Facilities £200,000,000 was made available to the Group through Barclays Bank PLC as agents. At 31 December 2016, £190,000,000 (2015: £200,000,000) of this debt was held by Bright Food Europe Limited. During 2016 £10,000,000 of the second lien facility was repaid to Bright Food Europe with the debt assigned to a third party.
The senior debt is secured by way of a fixed and floating charge over the assets of the major trading subsidiaries of the Group. At 31 December 2016, the Group had an undrawn revolving credit facility of £65,000,000 (2015: £65,000,000).
At 31 December 2016, the facilities available to the Group amounted to £915,000,000 (2015: £915,000,000).
The key terms of the Senior and Second Lien Facilities were as follows:

	Facility Amount	Drawn at 31 December 2016	Drawn at 2 January 2016	Margins	Repayment
Senior Facilities	650,000,000	650,000,000	650,000,000	4%	One payment of £650,000,000 due on 26 October 2022.
Second Lien Facilities	200,000,000	200,000,000	200,000,000	7%	One payment of £200,000,000 due on 26 October 2023.
Revolving Credit Facility	65,000,000	—	—	—	—
Interest is payable on the Facilities at a rate of the higher of LIBOR or 1% plus the applicable margin. Commitment fees were payable on the undrawn portion of the relevant facilities at a rate of 1.1375% (2015: 1.1375%).
Latimer Acquisition Limited’s obligations under the Senior and Second Lien Facilities are required to be guaranteed by certain operating subsidiaries of the Company. Each charging subsidiary has granted security over substantially all of its assets, bank accounts, insurances, debts and shares and a floating charge over all of its other undertakings and assets.

Latimer Newco 2 Limited
Notes to the financial statements

23. Borrowings (continued)
(b) Senior and Second Lien Facilities (continued)
In the event of a change in control of Latimer Acquisitions Limited, a subsidiary undertaking, or a disposal of substantially all of the assets or undertakings of Latimer Acquisitions Limited and its subsidiaries, the lenders under the Senior and Second Lien will have the right to require the borrowers under the Senior Facilities to prepay all of the Senior Facilities in an amount equal to the outstanding principal amount plus accrued but unpaid interest to the date of repayment.
Directly attributable fees and other finance costs of £13,562,000 (2015: £13,801,000) were incurred in raising the new Senior and Second Lien Facilities. These fees have been capitalised and £11,001,000 (2015: £380,000; 2014: £nil) was amortised during the period.
Following the announcement that the Group is to be acquired by Post Holdings, Inc, it is expected that, at completion, all of the Group’s senior secured debt facilities will be repaid. Although the details of the Group’s ongoing financing structures are yet to be confirmed, the access to funding for the Group under the anticipated new ownership structure is expected to be maintained, or indeed increased, and will maintain the Group’s ability to manage its future cash needs.
(c) Shareholder loan
The Company entered into a Shareholder Loan Agreement with Bright Food Europe Limited as lender on 29 October 2012. Under this Agreement the lender loaned £500,000,000 to the Company on 2 November 2012. This loan was settled in October 2015. The initial loan principal was not settled in cash but replaced by the senior and second lien facilities taken out in 2015 including £500,000,000 owed to Bright Food Europe Limited and so the loan from Bright Food Europe Limited at the end of 2015 was £500,000,000 was consistent with the amount in previous periods. Interest that had accrued on the loan since inception was repaid in cash in October 2015.
The key terms of the Shareholder Loan were as follows:

	Loan	Interest rate
Tranche A1	£300,000,000	7.00%
Tranche A2	£200,000,000	8.00%
Interest on the Tranche A1 loan was payable in arrears at the end of each financial quarter. Interest of £17,433,000 (2014: £20,942,000) was accrued and paid in 2015. Interest on the Tranche A2 loan was accrued and at the end of each financial period was capitalised and added to the Tranche A2 loan. Interest of £15,492,000 (2014: £17,441,000) was accrued in 2015.
The carrying amounts of the Group’s borrowings are denominated in the following currencies:

	2016	2015
	£’000	£’000
UK pound	847,820	836,579
Total	847,820	836,579
The Group has the following undrawn borrowing facilities:

	2016	2015
	£’000	£’000
Expiring beyond one year	65,000	65,000
Total	65,000	65,000

Latimer Newco 2 Limited
Notes to the financial statements

24.	Deferred income tax
The analysis of deferred tax assets and deferred tax liabilities is as follows:

	2016	2015
	£’000	£’000
Deferred tax assets
– Deferred tax asset to be recovered after more than 12 months	2,125	2,005
– Deferred tax asset to be recovered within 12 months	1,993	2,302
	4,118	4,307
Deferred tax liabilities
– Deferred tax liability to be recovered after more than 12 months	(24,504)	(23,424)
– Deferred tax liability to be recovered within 12 months	(4,070)	(3,812)
	(28,574)	(27,236)
Total deferred tax liabilities (net)	(24,456)	(22,929)

Latimer Newco 2 Limited
Notes to the financial statements

24.	Deferred income tax (continued)

The gross movement on the deferred income tax account is as follows:	2016	2015
	£’000	£’000
Opening balance	22,929	25,977
Income statement charge (note 8)	1,412	(4,094)
Tax charge relating to components of other comprehensive income (note 8)	218	1,064
Foreign exchange differences	(103)	(18)
Closing balance	24,456	22,929

The movement in deferred income tax assets and liabilities during the period, without taking into consideration the offsetting of balances within the same tax jurisdiction, is as follows:

	Retirement benefit obligation	Accelerated tax depreciation	Other	Total
Deferred tax liabilities	£’000	£’000	£’000	£’000
At 28 December 2014	11,179	14,022	5,434	30,635
Charged/(credited) to the income statement	1,439	(1,773)	(4,129)	(4,463)
Charged to other comprehensive income	988	—	—	988
Currency translation differences	—	14	62	76
At 2 January 2016	13,606	12,263	1,367	27,236
At 3 January 2016	13,606	12,263	1,367	27,236
Charged/(credited) to the income statement	1,281	(139)	(522)	620
Charged to other comprehensive income	299	—	—	299
Currency translation differences	—	214	205	419
At 31 December 2016	15,186	12,338	1,050	28,574

Latimer Newco 2 Limited
Notes to the financial statements

24.	Deferred income tax (continued)

	Retirement benefit obligation	Losses	Other	Total
Deferred tax asset	£’000	£’000	£’000	£’000
At 28 December 2014	2,284	1,371	1,003	4,658
Charged to the income statement	(84)	(215)	(70)	(369)
Charged to other comprehensive income	(76)	—	—	(76)
Currency translation differences	108	—	(14)	94
At 2 January 2016	2,232	1,156	919	4,307
At 3 January 2016	2,232	1,156	919	4,307
Credited/(charged) to the income statement	59	(843)	(8)	(792)
Credited to other comprehensive income	81	—	—	81
Currency translation differences	461	—	61	522
At 31 December 31 2016	2,833	313	972	4,118

Deferred income tax assets are recognised for tax loss carry-forwards to the extent that the realisation of the related tax benefit through future taxable profits is probable.

The Group did not recognise deferred income tax assets of £4,532,000 (2015: £5,482,000) in respect of losses as there is insufficient certainty at this time that sufficient taxable profits will arise in the jurisdictions to which they relate.

Latimer Newco 2 Limited
Notes to the financial statements

25.	Pension commitments

The table below outlines where the Group’s post-employment amounts and activity are included in the financial statements.

	2016	2015	2014
	£’000	£’000	£’000
Income statement charge / (credit) for:
– Defined pension benefits current service cost	3,795	3,544	3,129
– Defined pension benefits curtailment loss/(gain)	—	239	(387)
– Defined pension benefits interest income	(2,956)	(2,271)	(1,415)
– Defined contribution benefits cost	1,172	1,179	1,211
Remeasurements for:
– Defined pension benefits	6,419	12,690	19,718

The Group operates a number of pension schemes. In the United Kingdom and the USA, the schemes are mainly of the defined benefit type and the assets of the schemes are held in separate trustee administered funds. The liabilities of the schemes are wholly funded.

The UK defined benefit pension schemes provide benefits based on either final pensionable salary or career average revalued earnings. The latest full actuarial valuations of the UK pension schemes were performed at 5 April 2015 and the results of this valuation were finalised on 30 June 2016. A qualified independent actuary updated the preliminary results for IAS19 Revised ‘Employee benefits’ purposes.

The USA schemes provide pre-agreed benefits based on length of service and are subject to annual actuarial valuations. The disclosures for IAS19 Revised ‘Employee benefits’ purposes have been extracted from these reports.

Of the total operating charge £2,478,000 (2015: £2,618,000; 2014: £2,552,000) is included within cost of sales, £1,088,000 (2015: £799,000; 2014: £441,000) is included within administrative expenses and £165,000 (2015: £49,000; 2014: £20,000) within selling & distribution costs. A charge of £64,000 (2015: £317,000; 2014: £271,000 credit) is also included within adjusting administrative expenses.

A number of changes have been made to the basis of future pension provision, where members chose to continue with the same benefits at a higher contribution rate, to continue with the same contribution rate but with a reduced cap on pensionable earnings increased, or to leave the scheme with deferred benefits. This led to a one-off curtailment loss of £239,000 in 2015 (2014: £387,000 gain).
The Group expects to contribute £7,340,000 to its UK pension schemes during the period ending 30 December 2017. The Group expects to make employer contributions of £497,000 to its US schemes during the period ending 30 December 2017.
The expected weighted average duration of the schemes at 31 December 2016 was 22 years (2015: 22 years).

Latimer Newco 2 Limited
Notes to the financial statements

25.	Pension commitments (continued)

The movement in the total defined benefit obligations over the period is as follows:

	Present value of obligations £’000	Fair value of assets £’000	Total £’000
At 3 January 2016	473,645	(543,655)	(70,010)
Current service cost	3,795	—	3,795
Interest expense/(income)	17,982	(20,938)	(2,956)
	21,777	(20,938)	839
Remeasurements:
Gain from change in demographic assumptions	(6,722)	—	(6,722)
Loss from change in financial assumptions	106,162	—	106,162
Experience gains	(635)	(105,224)	(105,859)
	98,805	(105,224)	(6,419)
Exchange differences	3,212	(2,059)	1,153
Contributions:
– Employers	—	(7,805)	(7,805)
– Plan participants	2,081	(2,081)	—
Payments from plans:
– Benefit payments	(18,173)	18,173	—
At 31 December 2016	581,347	(663,589)	(82,242)

Latimer Newco 2 Limited
Notes to the financial statements

25.	Pension commitments (continued)

	Present value of obligations £’000	Fair value of assets £’000	Total £’000
At 28 December 2014	501,229	(551,415)	(50,186)
Current service cost	3,544	—	3,544
Curtailment gain	239	—	239
Interest expense/(income)	17,942	(20,213)	(2,271)
	21,725	(20,213)	1,512
Remeasurements:
Gain from change in demographic assumptions	(944)	—	(944)
Gain from change in financial assumptions	(17,025)	—	(17,025)
Experience (gains)/losses	(16,580)	21,859	5,279
	(34,549)	21,859	(12,690)
Exchange differences	784	(515)	269
Contributions:
– Employers	—	(8,915)	(8,915)
– Plan participants	2,351	(2,351)	—
Payments from plans:
– Benefit payments	(17,895)	17,895
At 2 January 2016	473,645	(543,655)	(70,010)

The defined benefit obligation and plan assets are composed by country as follows:

	2016			2015
	UK	US	Total	UK	US	Total
	£’000	£’000	£’000	£’000	£’000	£’000
Present value of obligations	562,425	18,922	581,347	457,276	16,369	473,645
Fair value of plan assets	(651,749)	(11,840)	(663,589)	(532,865)	(10,790)	(543,655)
Total	(89,324)	7,082	(82,242)	(75,589)	5,579	(70,010)

Latimer Newco 2 Limited
Notes to the financial statements

25.	Pension commitments (continued)
As at the last valuation date, the present value of the defined benefit obligation was comprised of approximately 28% relating to active employees, 20% relating to deferred members and 52% relating to members in retirement.
The significant actuarial assumptions used in these valuations were as follows:

	2016		2015
	UK	US	UK	US
Range of rates of increase in salaries	2.75%	n/a	2.70%	n/a
Rate of increase in pensions in payment and deferred pensions	1.80% to 3.70%	n/a	1.80% to 3.70%	n/a
Discount rate applied to scheme liabilities	2.70%	4.60%	3.80%	4.20%
Inflation assumption	2.25%	n/a	2.20%	n/a
The assumptions used by the actuary are the best estimates chosen from a range of possible actuarial assumptions which, due to the timescale covered, may not necessarily be borne out in practice.
Assumptions regarding future mortality are set based on actuarial advice in accordance with published statistics and experience in each territory. These assumptions translate into an average life expectancy in years for a pensioner retiring at age 65:

	2016		2015
	UK	US	UK	US
Retiring at the end of the reporting period
– Men	22-24	21	22-24	21
– Women	25	23	25	23
Retiring 20 years after the end of the reporting period
– Men	24-25	22	24-26	23
– Women	27	24	27	25

Latimer Newco 2 Limited
Notes to the financial statements

25.	Pension commitments (continued)
Sensitivity analysis of scheme liabilities
The sensitivity of the present value of scheme liabilities to changes in the principal assumptions used is set out below:

2016	Change in assumption	Impact on scheme liabilities
Discount rate	Increase by 1%	Decrease by 17%
	Decrease by 1%	Increase by 22%
Rate of inflation	Increase by 1%	Increase by 8%
	Decrease by 1%	Decrease by 7%
Rate of increase in salaries	Increase by 1%	Increase by 2%
	Decrease by 1%	Decrease by 1%
Rate of increase in pensions in payment	Increase by 1%	Increase by 6%
	Decrease by 1%	Decrease by 5%
Mortality	Increase by 1 year	Increase by 4%

2015	Change in assumption	Impact on scheme liabilities
Discount rate	Increase by 1%	Decrease by 16%
	Decrease by 1%	Increase by 21%
Rate of inflation	Increase by 1%	Increase by 8%
	Decrease by 1%	Decrease by 7%
Rate of increase in salaries	Increase by 1%	Increase by 1%
	Decrease by 1%	Decrease by 1%
Rate of increase in pensions in payment	Increase by 1%	Increase by 6%
	Decrease by 1%	Decrease by 5%
Mortality	Increase by 1 year	Increase by 3%
The above sensitivity analyses are based on a change in an assumption while holding all other assumptions constant. In practice, this is unlikely to occur, and changes in some of the assumptions may be correlated. When calculating the sensitivity of the defined benefit obligation to significant actuarial assumptions the same method (present value of the defined benefit obligation calculated with the projected unit credit method at the end of the reporting period) has been applied as when calculating the pension liability recognised within the statement of financial position.

Latimer Newco 2 Limited
Notes to the financial statements

25.	Pension commitments (continued)
Scheme assets
The fair value of the schemes’ assets, which are not intended to be realised in the short term and may be subject to significant change before they are realised, which are derived from cash flow projections over long periods and thus inherently uncertain are shown below:

	2016			2015
	Quoted	Unquoted	Total		Quoted	Unquoted	Total
	£’000	£’000	£’000%		£’000	£’000	£’000%
Equity instruments	5,913	9,725	15,638	2%	5,741	8,168	13,909	3%
Debt instruments	—	96,542	96,542	15%	—	70,976	70,976	13%
Corporate bonds	—	39,249	39,249		—	8,942	8,942
Government	—	19,652	19,652		—	20,071	20,071
High yield debt	—	37,641	37,641		—	41,963	41,963
Property	—	19,589	19,589	3%	—	17,684	17,684	3%
UK	—	18,505	18,505		—	16,627	16,627
US	—	1,084	1,084		—	1,057	1,057
Diversified credit	—	364,337	364,337	55%	—	319,237	319,237	59%
LDI	—	153,302	153,302	23%	—	110,625	110,625	20%
GARS fund	—	3,288	3,288	0%	—	3,478	3,478	1%
Cash	—	10,893	10,893	2%	—	7,746	7,746	1%
Total	5,913	657,676	663,589	100%	5,741	537,914	543,655	100%

Latimer Newco 2 Limited
Notes to the financial statements

25.	Pension commitments (continued)
Scheme assets do not include any of the Company’s own financial instruments, or any property occupied by Company or its subsidiaries.

Through its defined benefit pension plans the Group is exposed to a number of risks, the most significant of which are detailed below:

(a)	Asset volatility
The plan liabilities are calculated using a discount rate set with reference to corporate bond yields; if plan assets underperform this yield, this will create a deficit. Both the UK and US plans hold equities, which are expected to outperform corporate bonds in the long-term while providing volatility and risk in the short-term. However, the Group believes that due to the long-term nature of the plan liabilities and the strength of the supporting Group, a level of continuing equity investment is an appropriate element of the group’s long term strategy to manage the plans efficiently.

(a)	Changes in bond yields
A decrease in corporate bond yields will increase plan liabilities, although this will be partially offset by an increase in the value of the plans’ bond holdings.

(b)	Inflation risk
The pension obligations are linked to inflation, and higher inflation will lead to higher liabilities.

(c)	Life expectancy
The majority of the plans’ obligations are to provide benefits for the life of the member, so increases in life expectancy will result in an increase in the plans’ liabilities. This is particularly significant in the UK plan, where inflationary increases result in higher sensitivity to changes in life expectancy.

26.	Dividend per share
No dividends were paid in respect to the period ending 31 December 2016 (2015: £nil, 2014: £nil).

Latimer Newco 2 Limited
Notes to the financial statements

27.	Cash generated from operations

	2016 £’000	2015 £’000	2014 £’000
Profit before income tax	26,645	20,294	29,688
Adjustments for:
Depreciation (note 10)	15,686	18,402	17,862
Gain on disposal of property, plant and equipment	(45)	(1,135)	(19)
Amortisation of intangible assets (note 9)	1,779	1,749	1,414
Share-based payment (note 6)	(1,316)	727	1,403
Finance costs (net) (note 7)	58,134	70,219	60,937
Share of profit from joint ventures (note 11)	(517)	(833)	(898)
Changes in working capital (excluding the effects of exchange differences on consolidation):
– Inventories	(5,930)	1,886	4,167
– Trade and other receivables	2,750	(4,275)	186
– Trade and other payables	2,557	2,510	4,826
Pension contributions in excess of amounts charged/credited to operating profit	(4,010)	(5,132)	(7,420)
Provision for reorganisation costs (note 22)	(14)	(3,635)	3,811
Net cash inflow from operating activities	95,719	100,777	115,957
All cash flows from operating activities are in respect of continuing operations.

Latimer Newco 2 Limited
Notes to the financial statements

28.	Contingencies

Substantially all of the assets of the Group are pledged as security under a fixed and floating charge in favour of the lenders under the Group’s senior debt facility (see note 23). The total value of assets pledged was £330,682,000 (2015: £288,516,000).

29.	Commitments

(a)	Capital commitments
Capital expenditure contracted for at the end of the reporting period but not yet incurred is as follows:

	2016	2015
	£’000	£’000
Capital expenditure authorised by the Board and contracted for, but not provided	1,816	1,816

(b)	Operating lease commitments
The Group leases land and buildings under non-cancellable operating lease agreements. The leases expire in 2020 and in 2076.

The Group also leases various plant and machinery under cancellable operating lease agreements. The Group is required to give notice of between three and twelve months for the termination of these agreements. The lease expenditure charged to the income statement during the period is disclosed in note 5.

The future aggregate minimum lease payments under non-cancellable operating leases are as follows:

	2016	2015
	£’000	£’000
Within one year	976	923
Within two to five years	2,757	1,766
After five years	897	617
	4,630	3,306

Latimer Newco 2 Limited
Notes to the financial statements

30.	Related party transactions

The following transactions were carried out with related parties:

(a)	Sale of goods and services
The Group sold products to its joint venture, Weetabix East Africa Limited, to the value of £585,000 (2015: £402,000; 2014: £182,000). The Group also received royalty income from Weetabix East Africa Limited of £494,000 (2015: £491,000; 2014: £442,000).

Also during the period, Group sold products to its joint venture, Alpen Food Company South Africa (Proprietary) Limited, to the value of £67,000 (2015: £259,000; 2014: £342,000). The Group received royalty income of £190,000 (2015: £143,000; 2014: £124,000) and equipment rental payments of £17,000 (2015: £13,000; 2014: £16,000) from Alpen Food Company South Africa (Proprietary) Limited.

The Group sold products to its related party, Nanpu Food (Group) Co. Ltd, to the value of £154,000 (2015: £808,000; 2014: £458,000) and Miquel Alimentacion to the value of £58,000 (2015: £nil; 2014: £nil).
Goods are sold based on the price lists in force and terms that would be available to third parties.

(b)	Purchase of goods and services
The Group paid Alpen Food Company South Africa (Proprietary) Limited commission of £131,000 (2015: £140,000; 2014: £130,000) in respect of direct sales of the Group.
Goods and services are bought from joint ventures on normal commercial terms and conditions. Management services are bought from the immediate parents, Baring Private Equity Asia LLP, Lion Capital LLP and Bright Food Europe Limited which is further disclosed within section (d) below.

(c)	Key management compensation
Key management includes the Board of Weetabix Limited, a subsidiary, including non-statutory directors.

The compensation paid or payable to key management for employee services is shown below:

	2016 £’000	2015 £’000	2014 £’000
Salaries and other short terms employee benefits	1,950	3,468	2,420
Termination payments	—	261	183
Total	1,950	3,729	2,603
Key managers own shares which are accruing share based payment benefits (note 6). During 2014, one manager sold shares and received cash consideration of £96,000.
Under the terms of the Shareholder Agreement completed in October 2012 between, among others, Bright Food Europe Limited, Lion Capital LLP and certain members of the management team of the Company, Bright Food Investment (BVI) Limited acquired all of the B1 shares held by certain directors of the Company in April 2015. Total consideration for the shares amounted to £6,351,000. The terms for the sale of the shares were set out in the Shareholder Agreement and the 2015 transactions were completed on terms which were consistent with those contained in the Shareholder Agreement.

Latimer Newco 2 Limited
Notes to the financial statements

30.	Related party transactions (continued)

(d)	Directors
G M Turrell and R W T Martin were paid by Weetabix Limited, a subsidiary undertaking. The emoluments of other Directors were paid by a parent company. The Directors were also directors of a number of other fellow subsidiaries during 2016, 2015 and 2014 and it is not possible to make an accurate apportionment in respect of each subsidiary.
In 2015 and 2014, under the terms of the previous shareholder agreement, Bright Food Europe Limited charged an annual amount of £150,000 and Lion Capital LLP £100,000 in respect of fees for directors appointed by the parties. An amount of £166,000 (2014: £249,000) was accrued in these financial statements for 2015 until the termination of the agreement in August 2015. The Group also incurred disbursements in the period from Lion Capital LLP and Bright Food Europe Limited amounting to £nil (2015: £3,000; 2014: £116,000) and £nil (2015: £nil; 2014: £26,000) respectively.
During the period, Weetabix Limited, a subsidiary undertaking, entered into agreements with Bright Food Hong Kong Limited and Baring Private Equity Asia PTE Limited under which Weetabix Limited will pay Bright Food Hong Kong Limited and Baring Private Equity Asia PTE Limited an annual fee in return for which Bright Food Hong Kong Limited and Baring Private Equity Asia PTE Limited will provide certain consultancy and advisory services to the Company. These services could not otherwise be obtained by the Group without the addition of personnel or the engagement of external professional advisors. £1,583,000 (2015: £561,000; 2014: £nil) is included for such fees in these financial statements.

(e)	Manager loans
At 31 December 2016, an amount of £417,000 (2015: £417,000) was owed to the Company by certain key management personnel. These advances were made to the key managers to provide bridge financing for the tax and national insurance charges arising on the issue of the shares acquired by those key managers as part of the Group’s equity incentive programme. These advances are due for repayment on the seventh anniversary of making the advance or, if earlier, the date a key manager leaves the employment of the Group or from the proceeds of sale of the shares.

(f)	Period-end balances arising from sales/purchases of goods/services
At 31 December 2016, £249,000 (2015: £204,000) was receivable in respect of the sales made to Weetabix East Africa Limited), £1,000 (2015: £2,000) was receivable in respect of these sales made to Alpen Food Company South Africa (Proprietary) Limited and £1,065,000 (2015: £548,000) was receivable in respect of sales made to Nanpu Food (Group) Co. Ltd.
The receivables from related parties arise mainly from sale transactions and are due 30-60 days after the date of sales. The receivables are unsecured in nature and bear no interest. No provisions are held against receivables from related parties.

(g)	Loans to/from related parties
The Group has also made a shareholder loan to Alpen Food Company South Africa (Proprietary) Limited. The loan is interest bearing at South African prime rate and compounded monthly. Interest of £60,000 was accrued in the period (2015: £50,000; 2014: £48,000). At 31 December 2016, the balance on the loan was £905,000 (2015: £715,000).
No provision was required in 2016 for the loans made to related parties (2015: £nil).
At 31 December 2016, the Group owed £300,000,000 (2015: £300,000,000) to Bright Food Europe Limited bearing interest at 4% plus the higher of LIBOR or 1% and £190,000,000 (2015: £200,000,000) bearing interest at 7% plus the higher of LIBOR or 1%. Interest of £30,220,000 (2015:£5,775,000; 2014: £nil) was accrued in the period.

Latimer Newco 2 Limited
Notes to the financial statements

30.	Related party transactions (continued)

(g)	Loans to related parties (continued)
At 27 December 2014, the Group owed £300,000,000 which carried an interest rate of 7% per annum and £236,092,000 which carried an interest rate of 8% per annum to Bright Food Europe Limited. Of this amount £8,778,000 was assigned during 2015 by Bright Food Europe Limited to Baring Private Equity Asia V Holding (20) Limited. These loans were repaid during 2015. Interest of £32,926,000 (2014: £38,383,000) was accrued during 2015. 2015 includes a charge of £20,048,000 (2014: 10,577,000) relating to the fair value unwind on these loans. In settling the capitalised interest due to Bright Food Europe Limited a payment of £8,778,000 was made to Baring Private Equity Asia PTE Limited during 2015.

31.	Ultimate holding company and controlling party
The Company’s immediate parent undertaking is Bright Food Europe Limited, a company incorporated in the United Kingdom.
The ultimate parent undertaking and controlling party is Bright Food (Group) Co. Limited, a company incorporated in the People’s Republic of China.
The financial statements of Bright Food Europe Limited are the largest UK group in which the financial statements of the Group are consolidated. These financial statements are available from Companies House.
The financial statements of Bright Food (Group) Co. Limited are the largest group in which the results of the Group are consolidated. These financial statements are not publically available.

32.	Subsequent events

In March 2017, the Group took a controlling stake in Weetabix East Africa Limited with Pioneer Foods Limited acquiring a minority stake in Weetabix East Africa Limited.
On 18 April 2017, the Group announced that it is to be acquired by Post Holdings, Inc., Post Holdings, Inc., headquartered in St. Louis, Missouri, USA, is a consumer packaged goods holding company with a broad product portfolio across food including ready-to-eat cereal, value-added egg products, protein shakes, bars and powders, peanut and other nut butters, and granola. Through its Post Consumer Brands business, Post Holdings is a leader in the North American ready-to-eat cereal category. The combination of Post and the Group will boost international growth opportunities on both sides.